SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UNITED COMMUNITY FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2015 Annual Meeting of Shareholders of United Community Financial Corp. (“UCFC” or the “Company”) will be held at the Deyor Performing Arts Center, 260 W Federal St, Youngstown, Ohio, in the Ford Family Recital Hall at the Eleanor Beecher Flad Pavilion on April 30, 2015, at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1.	To re-elect three directors of the Company for terms expiring in 2018;

2.	To hold an advisory (non-binding) vote on executive compensation;

3.	To ratify the selection of Crowe Horwath LLP as the auditors of the Company for the current fiscal year;

4.	To approve and adopt the 2015 United Community Financial Corp. Long Term Incentive Compensation Plan; and

5.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 9, 2015 will be entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 30, 2015.

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each shareholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. On March 20, 2015, we began mailing the Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of March 9, 2015, and we posted our proxy materials on the website referenced in the Notice (www.edocumentview.com/ucfc). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.edocumentview.com/ucfc or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. If you previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

Whether or not you expect to attend the Annual Meeting, we urge you to consider voting electronically. If you chose to receive our proxy materials in printed form, please review the proxy statement carefully and SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING MAY BE ASSURED. Submitting a proxy in either electronic or printed form does not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

Youngstown, Ohio	Jude J. Nohra
March 17, 2015	General Counsel & Secretary

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting of Shareholders, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

UNITED COMMUNITY FINANCIAL CORP.

275 West Federal Street

Youngstown, Ohio 44503-1203

(330) 742-0500

PROXY STATEMENT

PROXIES

The Board of Directors of United Community Financial Corp., an Ohio corporation (“UCFC” or the “Company”), is soliciting the enclosed proxy for use at the 2015 Annual Meeting of Shareholders of the Company to be held at the Deyor Performing Arts Center, 260 W Federal St, Youngstown, Ohio, in the Ford Family Recital Hall at the Eleanor Beecher Flad Pavilion on April 30, 2015, at 10:00 a.m., Eastern Time, and at any adjournments thereof.

Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary and so long as the proxy does not represent a broker non-vote, will be voted:

“FOR” the re-election of Marty E. Adams, Lee Burdman and Scott D. Hunter, as directors of the Company for terms expiring in 2018;

“FOR” the approval of the Company’s executive compensation;

“FOR” the ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

“FOR” the approval of the 2015 United Community Financial Corp. Long Term Incentive Compensation Plan.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of the Company at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to the Company at the above address prior to the Annual Meeting or (c) attending the Annual Meeting and voting in person (except, if you hold your shares with a bank, broker or other nominee, you cannot vote your shares in person). The Company is paying the costs of the solicitation of proxies. The Company has retained Alliance Advisors, LLC, a proxy soliciting firm, to assist in obtaining proxies by telephone, mail, facsimile or email from registered holders, brokerage firms, bank nominees and other institutions for the Annual Meeting. The estimated cost of such services is $8,000, including out-of-pocket expenses. Alliance Advisors, LLC may be contacted at (973) 873-7700. Proxies also may be solicited by the directors, officers and other employees of the Company and Home Savings in person or by telephone, telecopy, mail or electronic mail, only for use at the Annual Meeting. The Company will also reimburse brokerage firms and other persons representing beneficial owners of shares held in “street name” for their reasonable costs associated with:

•	Forwarding the Notice of our Annual Meeting to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

This proxy statement is first being mailed or electronically distributed, as applicable, to the shareholders of the Company on or about March 20, 2015. In some cases, the Company has multiple shareholders of record at a single address. The Company sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or proxy statement, you may request it by writing to the Secretary of the Company at the above address or by calling (330) 742-0500. If you wish to discontinue householding entirely, you may contact our stock transfer agent Computershare by telephone at (800) 622-6757, or by written instructions sent to Computershare, P.O. Box 30170, College Station, Texas 77842-3170. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Computershare as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2015

The Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 are available at www.edocumentview.com/ucfc.

VOTING RIGHTS

Only shareholders of record as of the close of business on March 9, 2015, the voting record date, are entitled to vote at the Annual Meeting. As of the voting record date, there were 49,336,364 shares entitled to vote at the Annual Meeting. Each share is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

Shares represented by properly executed proxies returned to the Company prior to the Annual Meeting will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all.

“Broker non-votes” are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under the applicable rules of the self-regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. We encourage you to promptly provide your broker or other nominee with voting instructions if you want your shares voted on the other matters and to carefully follow the instructions your broker gives you pertaining to their voting procedures.

Those shares represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting that do not specify how shares should be voted will be voted FOR the Board’s nominees, FOR the approval of the Company’s executive compensation, FOR the approval of the 2015 Long Term Incentive Compensation Plan, unless the proxy represents a broker non-vote, and FOR the ratification of the selection of Crowe Horwath.

The proposal to approve the Company’s executive compensation is advisory, so it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the votes when considering future executive compensation arrangements. The proposal to ratify the selection of auditors is not binding upon the Board. However, if the selection is not ratified by the shareholders, the Audit Committee may reconsider its selection of Crowe Horwath LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015.

The director nominees receiving the greatest number of votes will be elected as directors. No shareholder may cumulate votes in the election of directors.

The affirmative vote of the holders of at least a majority of the voting power of the Company’s common shares is necessary to approve the Company’s executive compensation for the current fiscal year, approve the 2015 Long Term Incentive Compensation Plan and ratify the selection of Crowe Horwath.

PROPOSAL 1 – ELECTION OF DIRECTORS

Criteria and Diversity

In considering whether to recommend to the Board any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by shareholders, the Nominating and Governance Committee will seek candidates that are in the best interests of the Company, Home Savings and the Company’s shareholders, and it will apply the criteria set forth in the Company’s Nominating and Governance Committee Charter and Corporate Governance Guidelines (both of which can be obtained by following the link under Corporate Information on the Company’s investor relations web page at http://ir.ucfconline.com/govdocs.aspx?iid=4002033).

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually (or more often as necessary) with the Board the composition of the Board as a whole and recommends, if necessary, steps to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws, rules and regulations.

Although the Company does not have a specific diversity policy for recruitment of directors, the Nominating and Governance Committee Charter specifies that the Nominating and Governance Committee should seek candidates with diverse experiences, as described below. The Charter also identifies certain skills and experience desired in a new director, such as financial services experience, community involvement, marketing or sales experience, financial expertise, significant business or real estate experience, technological knowledge or business development expertise.

Pursuant to the Charter, the Nominating and Governance Committee is charged with seeking candidates who, both individually and as a group:

•	Meet the Company’s strategic needs and will be most effective in meeting the long-term interests of the Company and its shareholders;

•	Possess the highest personal values, judgment and integrity;

•	Have an understanding of the regulatory and policy environment in which the Company and Home Savings operate; and

•	Have diverse experience in the key business, financial and other challenges that face the Company and Home Savings.

In addition, the Governance Guidelines set forth a number of standards that should be used to assess director qualifications, including whether the candidate:

•	Has experience as a chief executive officer, member of senior management or director of a nationally recognized or otherwise significant business corporation, financial services company, accounting firm, real estate firm, educational institution or not-for-profit organization;

•	Possesses particular skills, expertise or financial wherewithal that enhance the overall composition of the Board;

•	Serves as a member of a board or audit committee of any other publicly held corporations, which membership is limited to no more than four other boards and two other audit committees;

•	Is affiliated with a service provider to the Company; and

•	Owns any common shares of the Company.

If a candidate does not own any of the Company common shares, he or she must acquire at least three times the value of the annual retainer paid to directors within three years of joining the Board. This target share ownership level will be adjusted in the event the annual retainer is adjusted. In the event a director has not acquired the requisite number of shares within the required time frame, or a director disposes of any shares and falls below such level, and no exception is granted by the Chairman of the Board for good reason, the director’s fees will be used to acquire the minimum share ownership level, subject to applicable Federal and state securities laws and regulations, until such time as he or she has acquired the minimum share ownership level.

The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that a Board composed of directors with a wide variety of skills, expertise and professional and civic backgrounds contributes to the overall success of the Company by providing a variety of perspectives on issues facing the Board and the Company, and it allows the Board to fulfill its responsibilities to shareholders, employees and the communities it serves. No nominee is discriminated against on the basis of his or her gender, race, religion, national origin, sexual orientation, disability or on any other basis proscribed by applicable law or regulation. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and be able to participate in other Board and the Company matters necessary to ensure good corporate governance is practiced and the needs of the Company and its shareholders are met.

The Governance Guidelines also provide, among other things, that a director who reaches the age of 75 before the end of such director’s term shall retire on or before the first annual meeting of shareholders at which such director would stand for re-election by shareholders.

We encourage all directors to attend the annual meetings of shareholders, and all of our directors attended the 2014 Annual Meeting of Shareholders.

Recruitment, Appointment and Recommendation regarding Directors

During 2014, we had one director retire and one director resign from the Board of Directors. As previously disclosed, David C. Sweet retired immediately prior to last year’s Annual Meeting. Richard J. Buoncore resigned from the Board on March 25, 2014. Dr. Sweet had served as a director of the Company since 2004 and Home Savings since 2005, and Mr. Buoncore had served as a director of the Company and Home Savings since 2007. The vacancy created by Mr. Buoncore’s resignation was filled by Gary M. Small, and the vacancy created by Dr. Sweet’s retirement was filled by Ellen J. Tressel.

Nominees for Election as Directors (Term Expiring in 2018)

The following information, as of the date of this proxy statement, concerning the age, principal occupation, affiliations and business experience of each nominee for election or re-election as a director of the Company has been furnished to us by each director nominee. In addition, the information set forth below reflects the evaluation of the Nominating and Governance Committee and the Board regarding the key attributes, skills and qualifications presented by each director nominee.

Based upon the recommendation of the Nominating and Governance Committee, the Board has nominated the following directors for re-election for terms expiring in 2018:

Name	Age	Positions held	Director of UCFC since
Marty E. Adams	62	Director	2013
Lee Burdman	51	Director	2011
Scott D. Hunter	52	Director	2009

Marty E. Adams. Mr. Adams is President of Marty Adams Consulting, LLC (“MA Consulting”), where he serves as an advisor both to banks and their boards of directors and to private equity firms pertaining to bank equity investments. Mr. Adams served as a director of PVF Capital Corp. from January 2010 to February 2013 and as a director of its wholly-owned subsidiary, Park View Federal Savings Bank, from September 2009 to February 2013. Mr. Adams served as Interim Chief Executive Officer of PVF Capital Corp. and Park View Federal Savings Bank from March 2009 until September 9, 2009. Previously, Mr. Adams served as President and Chief Operating Officer of Huntington Bancshares, Inc. from July 2007 until December 2007 following Huntington Bancshares’ acquisition of Sky Financial Group, Inc. Mr. Adams previously served as the Chairman and Chief Executive Officer of Sky Financial Group, Inc. Currently, Mr. Adams serves as a trustee for The University of Mount Union and a member of the Foundation Board of West Liberty University. During the past ten years, Mr. Adams also served as a director of Sky Financial Group, Inc. and Huntington Bancshares, Inc. The Board believes that the attributes, skills and qualifications Mr. Adams has developed through more than 31 years’ experience in the banking and financial services industries, as well as his service in significant public company leadership positions, including as a Chief Executive Officer of more than one financial institution, allow him to provide technical knowledge in nearly all operational areas of banking (including administration, operations, marketing, retail banking and mortgage and commercial lending) and invaluable business, strategic planning, capital planning and raising, mergers and acquisitions, financial and leadership insight to the Board.

Lee Burdman. Mr. Burdman is Co-Founder and Managing Partner of Redstone Investments, a development, management and acquisitions company focusing on shopping center development, which is headquartered in Youngstown, Ohio, and has an office in Tampa, Florida. Mr. Burdman joined the UCFC and Home Savings Boards in April 2011. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Burdman has developed through 28 years of owning, managing and developing real estate, his knowledge of commercial real estate lending through his business operations, his high level of financial literacy, his executive management experience as the Co-Founder and Managing Partner of Redstone Investments, his history of public service on numerous community boards and most importantly his past experience as a member of the board of a local community bank and subsequently as a regional board member of that bank’s successor by merger allow him to provide lending, real estate and strategic planning insight, a local perspective on community affairs and valuable financial and leadership experience to the Board.

Scott D. Hunter. Judge Hunter currently serves as a Mahoning County, Ohio, Area Court Judge and Judge of the Mahoning County, Ohio, Misdemeanor Drug Court, positions he has held since July 1999. He also has been the managing member of Hunter-Stevens Land Title Agency, LTD, Canfield, Ohio, since March 1998, and has maintained a private law practice. He previously served as a partner of the Davis & Davis Law Firm. Judge Hunter joined the UCFC and Home Savings Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Judge Hunter has developed through approximately 27 years of providing legal services and working in the real estate, title and escrow industries and his vast community, public and political service and experience, give him considerable experience within the banking and lending industry and allow him to provide significant guidance and expertise on regulatory compliance, community perspective, lending and real estate and valuable leadership insight to the Board. Judge Hunter also provides the Board with a diverse background in the public and private sectors.

If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute candidate as the Board recommends.

In accordance with our Code of Regulations, nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors in a written nomination received by the Secretary of the Company by the 60th day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. If the annual meeting for the election of directors in any year is not held on or before the 31st day following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of the annual meeting. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the particular experience, qualifications, attributes or skills of such nominee that qualify him or her for election to the Board, the number of common shares of the Company owned either beneficially or of record by each nominee and the length of time the shares have been so owned. No director nominations have been received from any shareholders of the Company with respect to the Annual Meeting.

The Board recommends that you vote FOR Marty E. Adams, Lee Burdman and Scott D. Hunter as nominees to the Board of Directors for a three year term expiring in 2018.

INCUMBENT DIRECTORS

The following information, as of the date of this proxy statement, concerning the age, principal affiliations and business experience of each of the continuing directors of the Company has been furnished to us by each director. In addition, the information set forth below reflects the evaluation of the Nominating and Governance Committee and the Board regarding the key attributes, skills and qualifications possessed by each continuing director.

The following directors will continue to serve on the Boards of both the Company and Home Savings after the Annual Meeting for the terms indicated:

Name	Age	Positions held	Director of UCFC since	Term expiring in

Zahid Afzal	51	Director	2013	2016
Patrick W. Bevack	67	Director	2010	2016
Scott N. Crewson	57	Director	2009	2016
Richard J. Schiraldi	60	Chairman of the Board of UCFC and Home Savings, and Director	2002	2017
Gary M. Small	54	President and CEO of UCFC and Home Savings, Director	2014	2017
Ellen J. Tressel	61	Director	2014	2017

Zahid Afzal. Mr. Afzal currently serves as Chief Information Officer/Operating Officer of Capital Bank (Capital Bank Financial Corp.), a position that he has held since October 2013 . Mr. Afzal was elected by the Board to serve as a director of the Company and Home Savings in October 2013. Mr. Afzal has more than 27 years of experience as a senior information technology and business executive for some of the top global and regional financial services and progressive technology companies, including Huntington National Bank, Bank of America, Broadslate Networks, Citibank and MCI Telecommunications. Mr. Afzal previously served as the Senior Executive Vice President, Chief Information Officer (CIO) for The Huntington National Bank from March 2006 until February 2013. From February 2013 until October 2013, Mr. Afzal provided consulting services to various financial institutions, including to Capital Bank. During his time at Huntington, Mr. Afzal managed companywide information technology, and he also was responsible for Huntington’s banking business operations and eCommerce functions. Due to his strong background and achievements in information technology, Mr. Afzal was honored as one of ComputerWorld’s Top 100 CIOs. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Afzal has developed through approximately 27 years as a senior information technology and business executive allow him to provide significant guidance and expertise in many operational areas of banking and invaluable business, strategic planning, financial, mergers and acquisitions, information technology and enterprise-wide risk management insight to the Board. Mr. Afzal also adds diversity to the Board, which has been one of the Nominating and Governance Committee’s goals with respect to director recruiting.

Patrick W. Bevack. Mr. Bevack retired from the Company on March 31, 2014, and is now President of PWB Consulting, LLC. Prior to his retirement, Mr. Bevack served as President and Chief Executive Officer of the Company since January 1, 2011 and President and CEO of Home Savings since March 2009. Prior to this, Mr. Bevack had served as President and Chief Operating Officer since January 2007. From June 2003 through January 2007, Mr. Bevack was Executive Vice President, Chief Financial Officer and Treasurer of Home Savings. Mr. Bevack joined Home Savings in June 2000 and served as Senior Vice President of Mortgage Lending until June 2003. Mr. Bevack was appointed to the Company’s Board in 2010 and the Home Savings Board in 2007. Prior to joining Home Savings, he was Executive Vice President, Chief Financial Officer and Assistant Secretary of Metropolitan Bank and Trust. Mr. Bevack, who also serves as a Director of Home Savings, is a CPA (currently inactive), holds an MBA in finance and serves on a number of not-for-profit boards. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Bevack has developed through more than 39 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and mortgage and commercial lending) and invaluable business, strategic planning, financial, mergers and acquisitions and leadership insight to the Board.

Scott N. Crewson. Mr. Crewson retired from BP plc, London, England in 2008, after having served BP for more than 27 years in a variety of executive level positions, including most recently as Deputy Director, Business Development in London, England from 2005 through 2008. Prior to that, he served as Commercial Manager, Toledo Refinery from 1998 through 2004. He joined the Company’s and Home Savings’ Boards in 2009. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications, including, but not limited to, profit and loss management, new business development, performance management, risk management and strategic planning that Mr. Crewson has developed through his myriad executive positions held with BP plc and his highly developed business acumen allow him to provide invaluable business insight, valuable leadership and guidance and expertise on strategic planning, risk management and profit and loss management to the Board. Mr. Crewson also presents a diversity of experience to the Board after serving BP internationally across several geographies and cultures.

Richard J. Schiraldi. Mr. Schiraldi is a CPA and has been a partner at Cohen & Company, Certified Public Accountants, Youngstown, Ohio, since 1990. Mr. Schiraldi served as Director of Tax Operations in the Youngstown, Ohio office of Cohen from 1983 until 2003. Prior to that, Mr. Schiraldi worked for Touche Ross. He is an owner and previously served as director of Sequoia Financial Group, LLC, which provides a variety of services including financial planning and asset management services, insurance sales, estate planning, and employee retirement design and implementation services. Mr. Schiraldi also serves as a director and the Chairman of the Board of Home Savings, and he has a distinguished record of serving his community as a trustee or director of numerous not-for-profit entities. He joined the Board of the Company in 2002, and the Home Savings Board in 2005. The Nominating and Governance Committee and the Board believe that the attributes, skills and qualifications that Mr. Schiraldi has developed as a CPA in public practice for approximately 29 years, as an owner and manager of privately held businesses and as a director of numerous not-for-profit entities allow him to provide strategic planning, tax, accounting and financial expertise (including his ability to serve as an Audit Committee financial expert), as well as a local perspective on community affairs and valuable leadership insight to the Board.

Gary M. Small. Mr. Small was appointed President and Chief Executive Officer of the Company and Home Savings on April 1, 2014, and to the Board of the Company and Home Savings on March 25, 2014. Prior to joining the Company, Mr. Small served as Senior Executive Vice President – Chief Banking Officer for S&T Bank, located in Indiana, Pennsylvania, from January 2013 until March 31, 2014, where he had responsibility for the wealth management, retail banking and insurance business groups. Prior to joining S&T, Mr. Small worked from January 2009 until December 2012 for Jackson Hewitt Tax Services, initially serving as Chief Operating Officer for its nationwide, 1,000 store, company-owned business unit from January 2009 until May 2011. Mr. Small served as Senior Vice President – Customer Operations from May 2011 until December 2012 where his responsibilities were expanded to include oversight of a significant portion of Jackson Hewitt’s franchise network, pricing strategies, financial products and support units. Before Jackson Hewitt, Mr. Small was with Sky Financial Group, serving as its Executive Vice President - Head of Regional Banking, and subsequent to its merger with Huntington Bank, Small served as Huntington Bank’s Executive Vice President – Regional Banking Group President. Prior to joining Sky Financial, Small spent 20 years with National City Corporation, and a predecessor, Merchants National Corporation, in a number of senior operating and financial roles, including four years as an Executive Vice President – Retail Network Executive, with responsibility for over 200 branch locations across the Midwest. The Board believes that the attributes, skills and qualifications that Mr. Small has developed through more than 29 years of service in the banking industry allow him to provide technical knowledge in all operational areas of banking (including administration, operations, audit, accounting and finance, marketing, retail banking and lending) and invaluable business, strategic planning, financial, mergers and acquisitions and leadership insight to the Board.

Ellen J. Tressel. Mrs. Tressel serves, and has served in the past, as a board director of numerous charitable organizations. She spent approximately 14 years with Butler Wick & Co., Inc., a securities brokerage firm, where she served as Vice President of Trading for 11 years. She was elected to the Company and Home Savings Board on September 23, 2014, for an effective date of October 1, 2014. The Board believes that the attributes, skills and qualifications that Mrs. Tressel has developed through her lifelong community service and her service in the financial services industry allow her to provide financial and strategic planning expertise as well as a local perspective on community affairs and valuable leadership insight to the Board. Mrs. Tressel also adds diversity to the Board, which has been one of the Nominating and Governance Committee’s goals with respect to director recruiting.

BOARD MEETINGS AND COMMITTEES

The Board has determined that Messrs. Afzal, Burdman, Crewson, Hunter and Schiraldi and Mrs. Tressel are each considered “independent” because each such director (a) satisfies the independence requirements prescribed by applicable rules of The NASDAQ Stock Market (“NASDAQ”), (b) is a “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (c) is an “Outside Director” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. Messrs. Adams, Bevack and Small are not considered independent under the applicable rules.

The Board met nine times for regularly scheduled meetings, one time for a special meeting and four times for joint special meetings of the Company and Home Saving Board during 2014. The Board has an Audit Committee, a Capital Committee, a Compensation Committee, a Nominating and Governance Committee and a Risk Management Committee. Directors are

expected to attend at least 75% of all meetings of the Board, and all directors met this requirement in 2014. The Charters of the Audit, Compensation, Nominating and Governance, and Compliance and Risk Management Committees are available under Corporate Information on our website at http://www.ucfconline.com/.

During 2014, the Board and the Board Committees described below met many times in executive sessions held solely between independent directors, and at times with Mr. Bevack, the then-current President and CEO of the Company and with Mr. Small following his appointment as President and CEO. As discussed below under “BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT – Board Leadership,” Mr. Schiraldi served as the independent, non-executive Chairman of the Board and presided over executive sessions of the Board, while the chairperson of each specific committee presides over executive sessions of that Committee.

Audit Committee

The Audit Committee is responsible for overseeing the Company’s accounting and internal auditing functions and controls, and its loan review function. It also is responsible for engaging an independent registered public accounting firm to audit the Company’s financial statements and internal controls over financial reporting and engaging a fully outsourced internal audit firm to administer the Company’s internal audit plan. The current members of the Audit Committee are Messrs. Afzal, Schiraldi, Burdman and Crewson, all of whom are considered “independent” under the listing standards of NASDAQ. Mr. Afzal serves as the Chairman. The Board has determined that Messrs. Afzal and Schiraldi qualify as audit committee financial experts. The Audit Committee met 11 times during 2014, and all members attended at least 75% of the meetings.

Compensation Committee

The Compensation Committee has primary responsibility for assisting the Board in discharging its responsibilities relating to the compensation of the Company’s “executive officers,” as defined under applicable federal securities laws and regulations. Thus, the Committee annually recommends the compensation package for the Company’s executive officers (which includes some executive officers of Home Savings) and Named Executive Officers (Named Executive Officers are those executives for whom compensation is required to be disclosed in the Summary Compensation table below) to the Board for its approval. The Committee may delegate to the other Board committees, directors or employees such of its duties and responsibilities as in the discretion of the Committee are in the best interests of the Company, provided such delegation is not prohibited by law, regulations or NASDAQ listing standards.

From time to time, the Committee invites certain members of management to attend meetings to discuss the performance of the Company and other matters affecting the compensation of each of the executive officers. Neither Mr. Bevack nor Mr. Small made any recommendations to the Compensation Committee regarding either of their own compensation. The current members of the Compensation Committee, all of whom are independent, are Messrs. Burdman, Crewson, Hunter and Schiraldi (as Ex-Officio Member) and Mrs. Tressel, who was appointed in November 2014. Mr. Crewson is the Chairman, and the Committee met six times during 2014. All members attended at least 75% of the Committee meetings.

Independent Compensation Consultants

During 2013, the Compensation Committee engaged an independent compensation consultant, Pearl Meyer and Partners (“PMP”), to consult with the Committee regarding the Company’s compensation practices and to make recommendations regarding the compensation of the Company’s Section 16 executive officers that are consistent with our compensation philosophy and our business strategies. The Committee selected PMP for, among other reasons, its reputation for providing comprehensive solutions to complex compensation challenges for various companies and its specific expertise in the financial services industry. PMP provided market information and analysis as background to decisions regarding total compensation, including base salary and short and long-term incentives, for the CEO, other Section 16 executive officers and directors. PMP is not affiliated with us nor did they, or their affiliates, provide any other services or perform other work for us in 2014. The Committee has reviewed all services provided by PMP in 2013 and 2014, and has determined that PMP is independent with respect to SEC standards. PMP reported directly to the Chairman of the Committee. In performance of its duties, PMP interacted with Mr. Bevack, Mr. Nohra, as our General Counsel, and our VP—Human Resources Manager. In addition, PMP communicated with, took direction from, and regularly interacted with the Chairman of the Committee and other members of the Committee in addition to attending Committee meetings from time to time as needed by the Committee.

The Compensation Committee utilized the compensation study prepared by PMP to establish the 2014 salaries of the Company’s executive officers, including Messrs. Small, Bevack, Reske, Nohra, Garrity and Esson, and to review and revise the Company’s short term incentive plan and develop a long term incentive plan.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for receiving and evaluating recommendations for potential Board members from directors and shareholders, recommending to the Board a slate of director nominees to be elected by shareholders and overseeing governance matters affecting officers and directors. In selecting nominees, the Nominating and Governance Committee considers the criteria discussed above. The Nominating and Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors.

Shareholders may submit the name and qualifications of candidates for the Board in accordance with the Company’s Amended and Restated Code of Regulations (the “Code”). Each shareholder recommendation that is properly submitted and supported by adequate information about the candidate’s qualifications will be evaluated by the Nominating and Governance Committee in accordance with the Code, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

The Code generally provides shareholders must propose a nominee in writing by sending such notice to the Secretary of the Company at the address set forth above. See “Proposals of Shareholders and Communications with the Board of Directors” on page 47 of this proxy statement for the specific time requirements for submission of shareholder nominee to the Company. The shareholder’s written notice must set forth (i) the name, age, business or residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of common shares of the Company owned beneficially by the nominee and the 1ength of time the nominee has owned the shares. If a shareholder does not comply with the provisions of the Code, then the nominee will be considered invalid and we may disregard the nomination unless the Chairman of the Board or the acting Chairman at the meeting determines to accept the nomination.

The current members of the Nominating and Governance Committee, all of whom are independent, are Messrs. Afzal, Burdman and Schiraldi, and Mr. Schiraldi serves as the Chairman. The Committee met five times during 2014, and all members attended at least 75% of the meetings.

Risk Management Committee

The Risk Management Committee is responsible for overseeing specific areas of risk, as more fully described below under “BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT – Role of Board in Risk Oversight,” reviewing management’s efforts to address regulatory findings and recommendations and compliance with applicable laws and regulations. The current members of the Risk Management Committee are Messrs. Adams, Afzal, Bevack and Schiraldi (as Ex-Officio Member) and Mrs. Tressel, who was appointed in November 2014. Mr. Adams serves as the Chairman, and the Committee met 10 times during 2014, and all members attended at least 75% of the meetings.

Capital Committee

The Capital Committee is responsible for: overseeing capital levels at Home Savings; analyzing various sources and uses of capital as well as potential alternative methods for raising additional capital, if deemed necessary by the Board, and, if necessary, recommending to the Board an amount of capital to raise, how to raise capital and over what time period; and evaluating and making recommendations on strategic alternatives to the Company. The current members of the Capital Committee are Messrs. Adams, Bevack, Crewson, Schiraldi and Small. Mr. Schiraldi is the Chairman, and the Committee met two times in 2014. All members attended at least 75% of the meetings, except Mr. Bevack who missed one of the two meetings and who was excused from attendance.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Board Leadership

The Nominating and Governance Committee reviews and considers our Board leadership structure. As more particularly described below, the Committee has determined that splitting the roles of Chairman and CEO is in the best interests of the Company and its shareholders and that the appointment of a lead independent director is unnecessary given this structure.

The Committee has reviewed our current Board leadership structure in connection with the filing of this proxy statement. In doing so, the Committee has concluded that the most effective Board leadership structure for our Company continues to be for the Chairman of the Board to be an independent, non-executive member of the Board. The Board first appointed Mr. Schiraldi to this position in September 2010, and he has been re-elected by the Board each year thereafter. Mr. Schiraldi also serves as the Chairman of the Board of Home Savings. Prior to his reelection in 2014, the Board conducted a performance evaluation of the Chairman, and it determined that he continued to meet the needs of the Board and the Company and that he was performing the requisite functions of the position.

As the independent, non-executive Chairman of the Board, Mr. Schiraldi serves on all Board Committees, either as an appointed member or as an Ex-Officio member, and he presides over all executive sessions of the Board. The Board believes this structure is an essential mechanism for enhancing the governance practices of the Board, ensuring that independent and open discussions occur amongst independent directors and between directors and management and facilitating a leadership position within the Board. The Board maintains the authority at all times to modify this structure, if necessary, when doing so would be in the Company’s best interests.

The Board believes that the current leadership structure is efficient and in the best interests of the Company for the following reasons:

•	Splitting the role of Chairman of the Board and Chief Executive Officer allows us to maintain strong corporate governance practices by separating the roles and improving efficiency. Mr. Small, as President and Chief Executive Officer, is able to focus on the Company’s day-to-day management and operations and the execution of our strategies, while Mr. Schiraldi is able to focus on Board matters and the relationship of and interaction between the Board and management. The independent, non-executive Chairman of the Board’s responsibilities include: (A) ensuring independent and open discussions occur amongst Board members; (B) assuming a leadership role in facilitating discussion or addressing issues regarding governance issues, as appropriate; (C) serving as a liaison among and between independent directors and the President and CEO with respect to issues not readily or easily discussed in a formal setting; (D) being a partner to the President and CEO, helping him to achieve our strategic goals and establishing a close relationship of trust with the CEO; and (E) strengthening organizational unity, fostering respect for organizational history and ensuring effective succession planning of the CEO and Board;

•	Our Governance Guidelines provide for the Chairman of the Board, who is independent, to preside over all executive sessions of the Board, and the Board has held numerous executive sessions over the past year; and

•	The appointment of an independent, non-executive Chairman of the Board, who serves on all Board committees either as an appointee or as an ex-officio member, provides the Board with greater oversight over risk because the Chairman participates in all Committees, and he is able to keep the other members of the Board informed regarding material risks reported to the Board Committees.

Role of Board of Directors in Risk Oversight

The Board’s role in the risk oversight process includes establishing appropriate risk tolerances for all aspects of the organization’s business and receiving regular reports from members of senior management on areas of material risk to the organization. The Board establishes risk tolerances through its review and adoption of corporate policies and the establishment by the Board of certain key risk indicators and key performance indicators. The Board’s role (or the role of the appropriate Committee in the case of risks that are under the purview of a particular Committee) also is fulfilled by reviewing and receiving reports from the appropriate “risk owner” within the organization, which enable the Board and Committees to understand the organization’s risk identification, risk management and risk mitigation strategies. When a Committee receives a report, the minutes of the meeting of such Committee notes the discussion, any necessary actions to be taken arising out of such report and the approval of such report by the Committee. The Board review the minutes of the Committees. This enables the Board and the Committees to coordinate their risk oversight role, particularly with respect to risk interrelationships.

We have four Board committees that review and evaluate risk within the combined organization, including the Audit, Compensation, Risk Management and Board Loan Committees. As discussed above, Mr. Schiraldi, as the independent, non-executive Chairman of the Board, serves on all of these Committees either as an appointed or ex-officio member. In this regard, Mr. Schiraldi ensures that all directors are informed of material risks facing the Company as such risks are reported and discussed by the various Committees, and he regularly communicates with the full Board regarding such risks.

The Audit Committee provides oversight over nearly all types of risk within the organization. It provides this oversight by receiving and reviewing independent reports from internal audit via the Company’s fully outsourced independent internal auditor, independent loan review firm and independent public accounting firm. The Audit Committee also receives reports from the Company’s President and CEO, Chief Financial Officer, Chief Risk Officer, EVP—Corporate Governance and General Counsel and Chief Compliance Officer. The Company’s Chief Risk Officer serves as the management liaison to the independent internal audit form.

The Compensation Committee, which reviews and approves the compensation of the Named Executive Officers and other Section 16 executive officers as prescribed by applicable law, rule and regulation, develops and monitors the executive incentive program and is charged with recommending to the Board equity awards under our Long-Term Incentive Compensation Plan. The Compensation Committee reviews and assesses risks facing the organization from our compensation programs, including incentive compensation plans and programs. Additionally, the Chief Risk Officer or Vice President, Human Resources, reports the results of our Compensation Policies and Practices Risk Assessment to the Compensation Committee.

The Risk Management Committee assists the Board in overseeing our enterprise-wide risks, including credit, market, liquidity, operational, legal, reputational and compliance and regulatory risk. Towards this end, the Committee monitors the level and trend of key risks and management’s compliance with risk tolerances established by the Board and our Corporate Risk Management and Control Policy. The Committee also oversees and reviews the status of corrective measures or enhancements resulting from examination findings and recommendations, compliance with applicable laws and regulations and whether material new initiatives have been appropriately analyzed and approved.

The Audit and Risk Management Committees conducted a joint meeting in January 2015 to discuss major risks facing the Company and to review and approve the 2015 internal audit plan. This joint committee meeting ensures that both Committees are adequately informed and providing sufficient oversight over all risks facing the Company.

The Home Savings Board Loan Committee is charged primarily with reviewing all loans to borrowers whose aggregate loan relationship exceed $5.0 million, and it receives monthly reports regarding commercial loans that exceed $2.0 million, which were approved by the Officers Loan Committee. During 2014, the Committee adopted a charter that provides that is membership shall be comprised of at least two non-employee directors, each of whom shall be appointed annually by the Board on recommendation of the Nominating and Governance Committee, the Chairman of the Board and the President and CEO of the Company. The current members are Messrs. Adams, Bevack, Burdman, Hunter, Schiraldi and Small. Mr. Hunter is the Chairman of the Board Loan Committee. The Committee met 14 times during 2014.

Additionally, we have a management level Disclosure Committee, which reviews SEC disclosures, including but not limited to our earnings releases, Forms 10-K and 10-Q and proxy statements. Home Savings also has the following management level committees: Asset/Liability Committee, Asset Review Committee, Community Reinvestment Act Committee, Compensation and Benefits Committee, Investment Committee, Information Technology Steering Committee, Officers Loan Committee and Officers Risk Management Committee. Each of these management level committees has responsibility for assessing and monitoring risk, and generally, reports to the Board on risks reviewed and assessed by the respective committee either through submission of their minutes to the Board or a committee of the Board or through reporting at one or more of the Board Committee meetings.

The Home Savings Officers Risk Management Committee is chaired by our Chief Risk Officer, who oversees and reports the results of various risk assessments, including but not limited to those conducted by members of the Officers Risk Management Committee with respect to: credit, market, liquidity, operational, legal, reputational and compliance and regulatory risk. The Chief Risk Officer reports the results of such assessments directly to the Board Risk Management Committee as such assessments are completed and reports quarterly to this Committee regarding changing risks associated with each of these areas. Additionally, the Chief Risk Officer meets in executive session with the Board Risk Management Committee at all regularly scheduled Committee meetings, which permits her to discuss risks facing the Company openly with the Committee.

Compensation Committee Interlocks and Insider Participation

Messrs. Buoncore, Burdman, Crewson, Hunter and Schiraldi (as ex-officio member), Dr. Sweet and Mrs. Tressel served on the Compensation Committee during 2014. There were no Compensation Committee interlocks or insider (employee) participation during 2014.

DIRECTOR COMPENSATION

After PMP conducted a study of our peer group director compensation, the Board determined in December 2013 that to successfully recruit new directors and fairly compensate existing directors, the Board retainer should be increased to $25,000 annually. Accordingly, during 2014, each outside director of UCFC received a $10,000 annual cash retainer and $15,000 in restricted shares, except Mr. Bevack who received a pro-rata amount following his retirement as President and CEO and Mrs. Tressel who received a pro-rata amount based upon when she joined the Board. The restricted shares are awarded annually in quarterly installments and vest one year from the date of grant, and the Board believes this award helps to align Board members and shareholders’ interests. Mr. Small received no compensation for his Board service.

As independent, non-executive Chairman of the Board, the Board has determined to pay Mr. Schiraldi an additional retainer of $15,000 in cash and $15,000 in stock options. The number of options equate to $15,000 in expense to the Company, calculated as of the award date, and each option award vests two years from the date of grant.

Currently, all directors of the Company also serve on Home Savings’ Board. The directors of Home Savings’ Board do not receive a retainer in addition to that received for service on the Company’s Board. Each outside director also receives a fee of $400 per Board meeting attended, and, in general, each outside director receives a fee of $400 per Board committee meeting attended if he or she is a committee member and $600 per committee meeting attended if he or she is the chair of such committee. The per meeting fee has not been increased by the Board since the Company’s formation in 1998. The Board previously determined that it would only pay one fee to Directors for simultaneous meetings of both the Company and Home Savings Board, and that Directors would not be compensated for attendance at a meeting considered by the Board or applicable committee to be a continuation of a previous meeting.

Additionally, the Board determined that when a non-member director attends a committee meeting at which such director is specifically invited to attend by the Chairman of the Board or the chair of such committee, such non-member director is paid for his or her attendance, and that all directors will be paid a per meeting fee for attendance at Board and management strategic planning sessions.

During 2014, the directors received four awards of restricted shares representing a portion of their annual retainer, with each award equaling approximately $3,750 in restricted shares, except Mr. Bevack, who received a pro-rata award based upon the date he became an outside director and Mrs. Tressel, who received a pro-rata award based upon when she joined the Board. As mentioned above, each restricted share award vests one year from the date of grant. All of these awards were made under the Company’s 2007 Amended and Restated Long Term Incentive Plan. The Compensation Committee and Board believes that directors should have an ownership interest in the Company and awarding shares, restricted shares and options as part of Board compensation effectively aligns directors and shareholder interests and puts a portion of director compensation at risk. The Compensation Committee and Board contemplate that future equity awards in the form of options or restricted shares will be issued to directors as additional compensation or in lieu of cash compensation.

The table below sets forth the fees earned by or paid to, and the option and restricted share awards granted to, each non-employee director in 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Marty E. Adams	$35,400	$15,000	—	$50,400
Zahid Afzal	30,400	15,000	—	45,400
Patrick W. Bevack	22,700	11,250	—	33,950
Richard J. Buoncore	8,500	—	—	8,500
Lee Burdman	34,000	15,000	—	49,000
Scott N. Crewson	32,400	15,000	—	47,400
Scott D. Hunter	32,600	15,000	—	47,600
Richard J. Schiraldi	57,400	15,000	15,000	87,400
David C. Sweet	13,039	6,056	—	19,095
Ellen J. Tressel	6,500	3,750	—	10,250

(1)	The total number of outstanding (vested and unvested) stock and options awards for each director as of December 31, 2014 is as follows: Mr. Adams: 3,683 in restricted shares and 4,000 options; Mr. Afzal: 3,683 in restricted shares and 4,000 options; Mr. Bevack: 2,618 in restricted shares and 121,421 options (all of which Mr. Bevack received during his tenure as an employee); Mr. Buoncore: none; Mr. Burdman: 3,683 in restricted shares and 4,000 options; Mr. Crewson: 3,683 in restricted shares and 4,000 options; Mr. Hunter: 3,683 in restricted shares and 4,000 options; Mr. Schiraldi: 3,683 in restricted shares and 51,014 options; Dr. Sweet: no restricted shares and 4,000 options; and Mrs. Tressel: 791 in restricted shares.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of the Company and Home Savings who do not serve on the Board:

Name	Age	Position held

Timothy W. Esson	65	Chief Financial Officer and Treasurer of UCFC, Executive Vice President, Chief Financial Officer and Treasurer, Home Savings

Matthew T. Garrity	48	Executive Vice President, Commercial Lending and Credit Administration, Home Savings

Jude J. Nohra	46	General Counsel and Secretary of UCFC, Executive Vice President—Corporate Governance, General Counsel and Secretary, Home Savings

Timothy W. Esson. Mr. Esson was appointed Chief Financial Officer and Treasurer of the Company on February 24, 2015. Mr. Esson also serves as the Executive Vice President, Chief Financial Officer and Treasurer of Home Savings, positions held since March 2011. Prior to becoming CFO and Treasurer of the Company, Mr. Esson served as Principal Accounting Officer and Treasurer of the Company beginning April 10, 2014. Mr. Esson also served as Vice President of Finance of Home Savings from May 2003 until March 2011.

Matthew T. Garrity. Mr. Garrity has been Executive Vice President, Commercial Lending and Credit Administration of Home Savings since June 2013. Prior to that time, Mr. Garrity served as Senior Vice President and Chief Credit Officer from June 2009 until June 2013. Mr. Garrity served as Senior Vice President – National City Capital Markets Investment Banking in Cleveland, Ohio from 2008 until he joined Home Savings. Prior to that, Mr. Garrity served as National City Corporation’s Deputy Chief Credit Officer – Northern Ohio Credit Administration in Cleveland, Ohio from 2007 until 2008, and Senior Vice President/Senior Portfolio Manager in Cleveland, Ohio from 2005 until 2007.

Jude J. Nohra. Mr. Nohra has been General Counsel and Secretary of the Company since July 2009, and he was promoted to Executive Vice President—Corporate Governance, General Counsel and Secretary of Home Savings in June 2013. He served as Senior Vice President, General Counsel and Secretary of Home Savings from July 2009 until June 2013. Mr. Nohra served as Secretary of the Company and Vice President, General Counsel and Secretary of Home Savings from June 2004 until July 2009. Before joining the Company, Mr. Nohra served as an associate attorney for Squire, Sanders & Dempsey, L.L.P. (now known as Squire Patton Boggs) for approximately five years where he practiced in the firm’s corporate department and financial services practice group, focusing on general business representation of public and private companies, bank regulatory matters, mergers and acquisitions, securities law matters, real estate transactions and financings, tender offers and corporate governance. Prior to joining Squire, Sanders and Dempsey, Mr. Nohra served for two years as a judicial law clerk in the U.S. District Court for the Northern District of Ohio. Mr. Nohra also is a CPA, but he is currently inactive.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The compensation philosophy of the Company generally is to establish a competitive base salary targeted to approximate the median base salary of our peer group and competitive total compensation targeted to approximate the median total compensation of our peer group, which is discussed further below. Variable awards, comprised of an annual cash bonus and equity compensation, are designed to result in total direct compensation to Named Executive Officers that approximate (i) peer median levels for overall financial performance at median levels, (ii) peer 75th percentile compensation levels for overall financial performance at peer 75th percentile levels and (iii) peer 25th percentile compensation levels for overall financial performance at peer 25th percentile levels.

Compensation Objectives

Our executive compensation program for 2014 was intended to achieve the following primary objectives:

•	Drive performance relative to our financial goals;

•	Align executives’ interests with those of our shareholders;

•	Attract and retain highly-qualified executives and maintain a stable executive management group; and

•	Place a significant portion of total compensation at risk, contingent on our performance.

We believe our compensation philosophy, practices and programs for 2014 for our executive officers were balanced and risk appropriate, demonstrated alignment with shareholder interests, and provided a competitive and effective program to motivate and retain our management team to meet the challenges we were facing and achieved the strategic goals we set for 2014.

Corporate Governance

The Compensation Committee and the Board have adopted certain governance principles that we believe are important to our shareholders and are in the Company’s best interests:

•	We maintain a robust stock ownership policy that requires: (i) directors to hold shares worth at least three times their annual retainer (currently, the equivalent of $75,000 in the Company’s shares) within three years of being elected to the Board; (ii) the President and CEO to hold shares worth at least three times his annual base salary within five years of being hired or promoted; and (iii) all other executive officers to hold shares worth at least one times their annual base salary within five years of being hired or promoted. All directors and executive officers are currently in compliance with these policies, except Mr. Small and Mrs. Tressel who only recently joined the Company;

•	We adopted a robust no-hedging/no-pledging policy that prohibits our directors and Section 16 officers from engaging in hedging transactions with our stock or pledging their shares as collateral for any indebtedness;

•	Our clawback policy allows our Board to recoup any excess incentive compensation paid to our Named Executive Officers if the Company restates its financial results because of an accounting restatement due to material non-compliance with financial reporting under the federal securities laws, or is otherwise based upon fraud, intentional misconduct or gross negligence;

•	Our long term incentive plan adopted in 2014 provides for equity awards that reward performance over a three-year period, and our short term incentive plan includes an equity component that awards restricted stock with a three year vesting period; and

•	We annually conduct a risk assessment of all of our compensation plans and the Committee annually reviews the assessment to ensure the compensation programs discourage inappropriate risk taking.

In determining executive compensation for 2014, the Committee considered the voting results of our “Say-on-Pay” proposal at our May 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”) relating to 2013 compensation. At the 2014 Annual Meeting, 58.2% of those shareholders present by proxy or in person voted in favor of our compensation program. However, under the Company’s Articles of Incorporation, the vote of a majority of all outstanding shares, or more than 25,277,140 shares were required to approve our compensation program and we received only 43.0% of the outstanding shares voting in favor. It is unusual for a company’s governing documents to require a vote of a majority of the outstanding shares to pass this advisory vote. Typically, the vote required is a simple majority of the shares present in person or by proxy, which we received. Despite this, the Board took a serious look at the reasons for the vote that was received.

The fact that we had 58.2% of our shareholders present by proxy or in person vote in favor of our compensation program and our unusual vote requirement on this issue, caused the Board to mitigate the results of the vote on 2013 executive compensation, and the Committee determined to continue to apply the same effective principles and philosophy it has used in previous years in determining executive compensation. However, we will continue to consider shareholder concerns and future advisory votes. We also will continue to provide an advisory vote to shareholders on an annual basis consistent with the frequency vote supported by the shareholders at our 2013 Annual Meeting of Shareholders. Further, our CEO will continue to meet frequently with shareholders and prospective investors while our Investor Relations Department and General Counsel and Secretary will remain continually available to shareholders in order to ensure adequate methods of receipt of shareholder sentiment.

Role of the Compensation Committee and Management

The Compensation Committee has the primary responsibility for assisting the Board in discharging the Board’s responsibilities relating to the compensation of our Named Executive Officers and any other Section 16 officers. The Committee is responsible for recommending to the Board for its approval on an annual basis the compensation package for each of these officers.

As of the date of this proxy statement, the Compensation Committee members are Messrs. Crewson (Chairman), Burdman, Hunter and Schiraldi and Mrs. Tressel. From time to time, the Compensation Committee invites other Board members and the President and CEO to attend the Committee meetings to discuss the performance of our Company and other matters affecting the compensation of executive officers. Neither Mr. Bevack nor Mr. Small made recommendations to the Committee regarding their own compensation, and all decisions regarding their compensation were made in executive sessions of the Committee and the Board, without their presence.

Occasionally, other executives may attend Committee meetings to provide pertinent financial, tax, accounting, legal, regulatory, human resources or operational information. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation.

Peer Group

The Committee originally approved a peer group in 2009, which has been revised as necessary by the Committee, to use as a benchmark for purposes of setting base salaries of, and awarding cash bonuses and equity based compensation to, the Named Executive Officers. For 2014, the peer group established by the Committee included the following 18 companies:

Company Name (Ticker)
BankFinancial Corp (BFIN)	Horizon Bancorp. (HBNC)

ESB Financial Corporation (ESBF)	Lakeland Financial Corporation (LKFN)

Farmers National Banc Corp (FMNB)	LCNB Bancorp Inc. (LCNB)

Farmers & Merchants Bancorp (FMAO)	LNB Bancorp Inc. (LNBB)

First Busey (BUSE)	MainSource Financial Group, Inc. (MSFG)

First Defiance Financial Corp. (FDEF)	Mutualfirst Financial Inc. (MFSF)

First Financial Corporation (THFF)	Peoples Bancorp Inc. (PEBO)

First Mid-Illinois Bancshares (FMBH)	QCR Holdings, Inc. (QCRH)

German American Bancorp Inc. (GABC)	TriState Capital Holdings Inc. (TSC)

The peer group is designed to facilitate the assessment of our compensation program against banking industry peers when making compensation decisions. In 2013, the Committee engaged PMP to conduct a study of our compensation program as compared to the peer group that existed in 2013. The Committee intends to continue utilizing a peer group for benchmarking each year and will annually review the peer group to identify any necessary changes to its composition.

Compensation Components

With respect to 2014, our executive compensation program included the following components:

•	Salary – fixed base pay that reflects our overall financial performance, each executive’s position and individual role, performance, experience and expertise. Salaries also form the basis for which incentives and other select benefits are paid.

•	Cash Bonus – cash bonuses generally are made by the Committee and the Board on a discretionary basis and are used to reward officers for extraordinary or exceptional service in pursuing our strategic goals.

•	Annual Cash and Equity Incentive – pay that varies depending on our performance against specific performance measures (described below) that are measured against our peer group. These awards are an important part of our compensation philosophy and help us to attract and retain highly qualified management. The objective of our Executive Incentive Plan (EIP) is to motivate and reward executives for achieving (or exceeding) annual financial, strategic and operational goals that we believe will help us return to and maintain long-term profitable growth, maintain asset quality and support value creation for shareholders. Incentives paid in 2014 reflect our performance in relation to specific factors measured primarily against the performance of the peer group and the Board’s assessment of management’s overall performance.

•	Long Term Equity Incentive – awards of equity-based compensation that vary depending on our performance, strategic goals and desire to recruit and retain highly-qualified executives. The primary objective of our long-term incentive program is to retain our management team and motivate and reward our officers for their efforts related to our strategic goals. We also believe equity-based awards support our goals of encouraging stock ownership, aligning the interests of our key executives with our shareholders’ interests and motivating executives to consider our long-term strategic goals. The Company also utilizes Long Term Equity Incentive awards of equity-based compensation in accordance with its recruiting efforts, including in connection with Mr. Small’s appointment as President and CEO.

•	Other Compensation – perquisites consistent with past practice and those of our peer group, as well as broad-based employee benefits such as medical, dental, disability and life insurance coverage.

Salary. We pay cash salaries to our executive officers that are intended to be competitive and to take into account the individual’s experience, role, performance, responsibilities and past and potential contribution to the Company. The compensation philosophy generally is to pay Named Executive Officers cash salaries that proximate the median of our peer group. As discussed further above, the Committee developed a peer group to compare compensation of Named Executive Officers to our performance measured against performance of the peer group.

In setting 2014 salaries, the Compensation Committee asked PMP to prepare a compensation analysis, which compared our executive officers with the executive officers of the peer group. The Base Study set forth a salary range (minimum/25th percentile, midpoint/50th percentile and maximum/75th percentile) for each officer’s position, which was based upon peer group and compensation survey data from 2013. Each officer’s 2013 salary was analyzed to determine whether it fell above, below or within such ranges and the market variance for each salary range of each officer was presented to the Committee.

In addition, we believe that individual performance appraisals are an important part of the decision making process to establish base salaries. Our governance policies provide that the Nominating and Governance Committee complete the performance appraisal of Mr. Bevack, which it did and presented to the Compensation Committee. Mr. Bevack completed and presented to the Committee the performance evaluations of the other Named Executive Officers, and he made 2014 salary recommendations regarding their base salaries. Based upon (i) the PMP compensation study, (ii) the Board’s compensation philosophy described above, (iii) our performance during 2013, (iv) each officer’s individual performance appraisal, (v) the contributions of each officer to the operations, revenue streams, profitability and strategic plans of the Company, and (vi) with respect to all officers (except his own), Mr. Bevack’s salary recommendations, the Committee and the Board determined to establish 2014 salaries of the Named Executive Officers, effective as of January 1, 2014, as follows:

•	Mr. Bevack received no increase;

•	Mr. Reske received an increase of $4,418;

•	Mr. Esson received an increase of $4,220;

•	Mr. Garrity received an increase of $15,325; and

•	Mr. Nohra received an increase of $3,900.

In evaluating the increase to each Named Executive Officer’s base salary, the Committee placed particular emphasis on the officer’s salary when compared to the range set forth in the PMP study and the individual’s direct responsibility or contribution to the Company’s growth plans.

With respect to Mr. Small, the Board’s determination of base salary was established largely upon the review of the executive compensation study recently completed by PMP. Mr. Crewson, as Chair of the Compensation Committee, and Mr. Schiraldi, as Chair of the Search Committee (which had been formed in 2013 to conduct the search for a new President and CEO following Mr. Bevack’s retirement), also consulted with Chartwell Partners (“Chartwell”), an executive recruiting search firm, which had been engaged to assist the Board in hiring Mr. Bevack’s successor. The Board determined to set Mr. Small’s salary at the lower end of the range because Mr. Small had not previously held the position of President and CEO, and setting the salary at that level provided sufficient opportunity for the Committee and the Board to increase his salary in the future depending upon Mr. Small’s personal achievements.

The Named Executive Officers’ base salaries paid during 2014 are set forth in the “Salary” column of the Summary Compensation Table.

Cash Bonus. In 2015, the Committee requested that the Company’s Vice President—Human Resources Manager update the PMP study to review the base salary of the Named Executive Officers. The updated analysis was used primarily to establish 2015 base salaries, but the Committee reviewed the updated analysis and Mr. Small’s recommendations regarding the compensation paid to Mr. Esson, who assumed the role of Principal Accounting Officer and Treasurer in 2014 and was promoted in February 2015 to Chief Financial Officer and Treasurer of the Company and Executive Vice President, Chief Financial Officer and Treasurer of Home Savings. The Committee and the Board determined to award Mr. Esson a one-time discretionary cash bonus of $15,000 in recognition of Mr. Esson fulfilling the role of the Company’s Chief Financial Officer beginning in April 2014.

With respect to Mr. Bevack, the Committee and Board considered the increase in the base compensation that Mr. Bevack would have received had he not retired (which would have been retroactive to January 1, 2014) and the Board’s agreement with Mr. Bevack to provide consulting services to the Company for a two year period, which consulting services would be paid at his current salary level upon retirement. The Committee and the Board also considered Mr. Bevack’s performance evaluation and the significant accomplishments he had achieved, which would have impacted his base salary increase for 2014, and the Board’s desire for him to work closely with Mr. Small on a smooth transition. Based upon those considerations, the Board determined to award Mr. Bevack a one-time discretionary cash bonus of $42,000. Doing so essentially accelerated the recognition of any increase in his consulting fees that would have resulted from a raise and permitted the Company to reduce the ongoing consulting expenses over 2014, 2015 and part of 2016.

The Named Executive Officers’ bonuses described above are set forth in the “Bonus” column of the Summary Compensation Table.

Annual Cash and Equity Incentive Awards. The Committee believes the EIP is an important part of our compensation program, as it helps us to attract and retain highly qualified management. The objective of our EIP is to motivate and reward our executives for achieving (or exceeding) annual financial, strategic and operational goals that we believe support sustained long-term profitable growth of the company, improve and maintain our asset quality and support value creation for shareholders. The EIP, was adopted originally by the Compensation Committee and the Board on January 21, 2014, and was disclosed publicly pursuant to the Form 8-K filed on January 27, 2014. The EIP was amended and restated by the Compensation Committee and the Board on September 23, 2014 and was disclosed publicly pursuant to the Form 8-K filed on September 29, 2014. The Committee and the Board developed the plan with the goal of combining stock and cash compensation to better align executive compensation with shareholder interests.

Pursuant to the EIP, in order for any awards to be made for a calendar year’s performance, the Company must report positive net income for that calendar year, calculated in accordance with generally accepted accounting principles (GAAP), but adjusted to exclude the effect of extraordinary items. The Committee believes that positive GAAP net income is an appropriate trigger given its use as the standard for preparation of the Company’s audited financial statements and SEC disclosures. The Committee determined that shareholders would not expect the Company to pay bonuses if there was no positive net income and believed such a threshold is consistent with evolving compensation standards.

If this net income threshold is met, incentive awards are calculated based upon the Company’s performance against the peer group in four of the six weighted performance measures as set forth below in the “Performance-Payout Table”. Performance against the peer group is only measured against four of the six weighted performance measures because performance against the Board approved budgeted net income and net loan growth are intrinsic to the Company and evaluated against the approved budget. See “Performance-Payout Table” set forth below. For the calendar year 2014, the target and maximum incentive awards, respectively, measured as a percentage of base salary were as follows: Mr. Small—50%, 100%; and Messrs. Esson, Nohra and Garrity—40%, 80%. These targeted awards were found by the Committee and the Board to be appropriate.

If an award under the EIP is made, the EIP provides that it will be paid 80% in cash and 20% in restricted stock, which the Committee and the Board determined provided a balanced approach to awarding past performance and aligning the interests of management with shareholders by providing for future growth potential as share value increases along with our performance. Any restricted stock awards made under the plan are awarded pursuant to the Company’s 2007 Long-Term Incentive Plan (the “2007 Plan”) and vest equally over three years, beginning on the first anniversary of the award. The Committee and the Board determined that three-year vesting is an important feature because it helps to retain officers. To receive any award under the EIP, the individual must be actively employed by Home Savings on the day award is made.

EIP payouts are based upon the actual performance of the Company for a given year by comparing the 12 months ended December 31 to the actual performance of the peer group during the same 12 month period, or by comparing actual performance results for the fiscal year to annual budget goals for net income and loan growth.

The calculation of the incentive awards under the EIP is as follows. First, it must be determined where the Company’s actual performance falls in comparison to the four peer group weighted performance measures and in comparison to the budgeted net income and loan growth, the remaining two measures. The comparison is based upon percentiles that correspond to a threshold level for that performance measure. Second, the threshold level achieved is used to determine the bonus percentage for that performance measure based upon the executive officer’s position. Finally, this bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s base salary to determine what amount, if any, is awarded for our actual performance for that performance measure. The amount earned for each performance measure is added together to determine the total incentive award under the EIP.

The Committee and Board determined that for any performance measure where our performance ranked below the 25th percentile, no bonus would be awarded for that performance measure. The Committee and Board decided that establishing a floor threshold is appropriate because we expect to perform at or above the 25th percentile, and the Committee and Board believed that performance below the 25th percentile should not result in incentive compensation.

The Performance-Payout Table below describes the six performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers or relative to budget) and the goals for threshold performance, target performance and superior performance. The Committee and the Board’s rationale for the weighting of the performance measures is set forth below under the heading “Weightings for Performance Measures.” Achievement of the target performance goal will result in 100% of target payout for the respective measure, while achievement of the superior performance goal will result in 200% of the target payout for the measure.

Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	Vs.	Threshold	Target	Superior

Core ROAA	30%	Peers	25th %ile	50th %ile	75th %ile

Net Income ($MM)	30%	Budget	75% of Budget	100% of Budget	125% of Budget

Net Loan Growth ($MM)	10%	Budget	75% of Budget	100% of Budget	125% of Budget

Core Deposit Growth	10%	Peers	25th %ile	50th %ile	75th %ile

Efficiency Ratio	10%	Peers	25th %ile	50th %ile	75th %ile

Non-Performing Assets	10%	Peers	25th %ile	50th %ile	75th %ile

Payout for Performance Level (% of Target Opportunity)[1]:			0%	100%	200%

(1)	Note that payouts will be interpolated for performance between discrete points. For example, performance at the 65th percentile of the Peer Group will result in a payout of 160% of target; performance at the 30th percentile of peers will result in a payout of 20% of target.

Definitions:

•	%ile: Percentile Rank within defined Peer Group;

•	“Core” ROAA: GAAP performance excluding extraordinary items;

•	Net Income: GAAP Net Income excluding extraordinary items

•	Net Loan Growth: Net loan growth projected in the budget compared to actual net loan growth from January 1 – December 31;

•	Core Deposit Growth: Total Deposits less time deposits;

•	Efficiency Ratio: Operating Expense divided by Operating Revenue; and

•	Non-Performing Assets: Total NPAs divided by Average Total Assets.

Weightings for Performance Measures

In designing the EIP, the Committee and the Board considered that our current goals are to improve asset quality, build capital, grow core deposits and return to profitability. The Committee and Board determined that to encourage profitability, prudent growth and asset quality, the EIP would include the following performance measures and threshold levels:

Performance Measures		Rationale:
Profitability	60.0%
Return on Average Assets (Core ROAA)	30.0%	Commonly used method of measuring profitability, and is affected by how well non-performing assets are managed. Measurement emphasizes asset quality and is not considered to encourage risk taking.
Budgeted Net Income	30.0%	Provides a level of legitimacy to actual results as compared to budgeted results, and focuses management on achieving budgeted net income.

Growth	20.0%
Net Loan Growth	10.0%	Net Loan Growth is an important strategic goal of the Company to increase profitability and effectively deploy our capital. An increase in net loan growth should result in improvement in our net interest income and help to improve or sustain the interest rate margin.
Core Deposit Growth	10.0%	Growth of core deposits discourages growth of costly time deposits (such as brokered CD’s), focuses attention on less costly deposits and growth of business and retail checking and savings accounts. An increase in core deposit growth should help to improve or sustain the interest rate margin.

Efficiency and Asset Quality	20.0%
Efficiency Ratio	10.0%	Commonly used method of measuring how much we pay on operating expenses, such as salaries and employee benefits. It measures how much it costs us to earn $1.00 of income.
Non-Performing Assets	10.0%	Commonly used method of measuring asset quality.

Total Weighting	100.0%

2014 Performance and the EIP.

The Company reported positive net income of $50.2 million for the fiscal year ended December 31, 2014. Excluding the $39.7 million income tax benefit from the reversal of the deferred tax asset and certain prepayment penalties of approximately $3.4 million and the interest savings on one of the prepaid borrowings to offset any impact on 2014 earnings, and adjusting for a normalized tax expense of approximately $4.3 million, the Company earned consolidated net income of approximately $9.4 million.

We also have enjoyed significant growth in our stock price over the past several years, including 2014, as set forth in the chart and schedule below (which assume a value of $100 on December 31, 2009).

	Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
United Community Financial Corp.	100.00	92.41	87.59	199.31	246.21	371.94
NASDAQ Composite	100.00	118.15	117.22	138.02	193.47	222.16
SNL Thrift	100.00	104.49	87.90	106.91	137.20	147.56

Other performance highlights for 2014 included:

•	The Company reinstated its quarterly dividend and its share repurchase program;

•	Management initiated a $5.0 million cost reduction initiative that was successfully completed in the third quarter of 2014;

•	Net loan growth was 12% for the year, with unfunded commercial loan commitments increasing $43.6 million, or 298% year over year;

•	The net interest margin increased 6 basis points to 3.10% for the year (and it increased to 3.16% in the fourth quarter of 2014);

•	Home Savings prepaid and modified $110 million of high cost debt, a key initiative in 2014, which we believe positions the Company for meaningful interest rate margin improvement in 2015 and beyond; and

•	Home Savings’ Tier 1 leverage ratio was 12.11% and the total risk based capital ratio was 21.13%, positioning the Company with capital to grow our loan portfolio and pursue our strategic goals.

The following table sets forth our actual performance (after taking into effect the adjustments described above) and calculated payout under the EIP for the Named Executive Officers in 2014:

		Evaluated	Performance Goals			Weighted
Performance Measure	Weight	Vs.	Threshold	Target	Superior	Payout %
Core ROAA	30%	Peers	25th %ile	50th %ile	75th %ile	0.00%
Net Income ($MM)	30%	Budget	75% of Budget	100% of Budget	125% of Budget	60.00%
Net Loan Growth ($MM)	10%	Budget	75% of Budget	100% of Budget	125% of Budget	9.04%
Core Deposit Growth	10%	Peers	25th %ile	50th %ile	75th %ile	1.11%
Efficiency Ratio	10%	Peers	25th %ile	50th %ile	75th %ile	0.00%
Non-Performing Assets	10%	Peers	25th %ile	50th %ile	75th %ile	0.00%

Payout for Performance Level (% of Target Opportunity):			0%	100%	200%	70.15%

Notwithstanding the foregoing payout calculation, the EIP permits the Committee to exercise its discretion in making awards under the Plan, and the Committee discussed whether management’s performance and efforts in 2014 warranted a discretionary increase in the incentive compensation.

The Committee and the Board reviewed the calculations under the EIP and the potential payouts set forth above, and the Board considered the significant accomplishments of management and the extent to which management achieved the Company’s strategic goals, including the significant cost reduction efforts implemented in 2014. The Committee and the Board also discussed how some of the performance measures were unattainable and whether internal targets for some performance measures would have been more appropriate than the peer group percentile thresholds set forth in the EIP as adopted. Based upon the Committee’s and the Board’s review of management’s and the Company’s performance, and the misalignment of some of the performance measures, the Committee and the Board determined that it would pay all Named Executive Officers a flat payout of 80.0% of the target incentive payout. Under this payout, Mr. Small received an incentive award equal to 40.0% of his base salary, while the other officers received incentive awards equal to 32% of their base salary.

Applying this flat percentage payout of 80% of target under the EIP resulted in the following payments to the Named Executive Officers:

Name	Cash Award(1)	Equity Award(2)
Patrick W. Bevack(3)	—	—
Gary M. Small	$112,000	$28,000
James R. Reske(3)	—	—
Timothy W. Esson	$46,080	$11,520
Matthew T. Garrity	$60,160	$15,040
Jude J. Nohra	$59,648	$14,912

(1)	The cash component of the EIP awarded to Named Executive Officers and paid during 2014 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The restricted stock component of the EIP awarded to Named Executive Officers and paid during 2014 is set forth in the “Stock Awards” column of the Summary Compensation Table. The value of the restricted shares is based on the closing market price of the Company’s common shares on the date of the grant. Actual value to the employee is determined by the market price on the vesting dates as well as the on-going market value during the subsequent holding period.

(3)	As noted above, Mr. Bevack, who retired during the year, and Mr. Reske, who resigned from his position during the year, were not eligible for an award under the EIP.

Long-Term Equity Compensation. Named Executive Officers participate in our long-term incentive plans approved by shareholders: the 1999 Amended and Restated Long-Term Incentive Plan (the “1999 Plan”) and the 2007 Plan. On May 20, 2009, the 1999 Plan terminated. All existing awards made under that plan generally expire 10 years after the award was granted or until otherwise terminated in accordance with the terms and conditions of the 1999 Plan. Long-term equity compensation is intended to align executive officers’ interests with those of shareholders, attract and retain highly-qualified executives and maintain a stable executive management group.

Based upon the compensation study performed by PMP, PMP recommended that the Board adopt a long term incentive plan that results in regular awards of equity based upon achievement of long term performance objectives. PMP reported that most community banks over $1.0 billion in assets make regular awards of restricted stock (and/or options). Based upon PMP’s recommendations and the compensation study, the Committee and the Board adopted the 2014 Long Term Incentive Plan (“LTIP”), which plan was disclosed publicly on Form 8-K filed January 27, 2014.

The LTIP provides incentive compensation awards to the Company’s named executive officers whose participation and target award opportunities will be approved by the Compensation Committee. Executive incentive awards for each year are generally based upon the actual performance of the Company for the 36 months ending December 31 compared to the actual performance of a peer group during the same 36-month period for two of the three performance measurements and against the Board approved budgeted net income over the three year strategic plan. Under the LTIP, the first potential award would be paid to the Named Executive Officers in 2017, following year-end 2016.

Performance share units (“PSUs”) for each year are granted as a percentage of the base salary of the Named Executive Officers, as follows: Mr. Small—25%; and Messrs. Esson, Garrity and Nohra—20%, divided by the Company’s average stock price for the 20 trading days prior to the grant of PSUs. Once the awards are calculated at the end of each three-year performance period, they are paid in unrestricted shares. The 2014 award was granted under the 2007 Plan.

At the end of each third year after the grant of PSUs, the calculation of the incentive awards under the LTIP is determined by where the Company’s actual performance falls in comparison to the peer group for two of three weighted performance measures. See the Annual LTIP Performance-Payout Table set forth below. The comparison is based upon percentiles that correspond to a threshold level for each performance measure. The third performance measure, three-year cumulative net income, is evaluated in comparison to our annual budget set forth each year in our three year strategic plan. The threshold levels achieved are used to determine the bonus percentage for that performance measure. The bonus percentage is multiplied by the performance measure’s assigned weighting and by the executive’s percentage of annual base salary to determine what amount, if any, is awarded for the Company’s actual performance for that performance measure for the performance period. The amount earned for each performance measure is added together to determine the total incentive award paid out under the LTIP for that year.

Performance Measures, Weightings, Goals and Payout Calibration:

The Compensation Committee and the Board have identified three performance measures that are aligned with the Company’s goals for the 2014 grant covering the 2014-16 performance period, which is paid out in 2017. Unless changed by the Committee and the Board, the following three performance measures will be used annually for consecutive performance periods (e.g., the 2015-17 period):

•	3-year average ROE will be weighted 33% and be evaluated relative to peer group performance;

•	3-year cumulative Net Income will be weighted 33% and be evaluated relative to the our strategic plan goals; and

•	3-year relative Total Shareholder Return (rTSR) will be weighted 34% and be evaluated relative to the Peer Group.

The Annual LTIP Performance-Payout Table below describes the three performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers or relative to plan) and the goals for threshold performance, target performance and superior performance. Achievement of the target performance goal will result in 100% of target payout for the respective measure, while achievement of the superior performance goal will result in 150% of the target payout for the measure. Payouts for performance between threshold and target, or between target and superior, will be interpolated.

Annual LTIP Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	vs.	Threshold	Target	Superior

3-year Average ROE	33%	Peers	25th %ile	50th %ile	75th %ile

3-year Cumulative Net Income	33%	Strategic Plan	75% of Plan	100% of Plan	125% of Plan

3-year Total Shareholder Return (rTSR)	34%	Peers	25th %ile	50th %ile	75th %ile

Payout for Performance Level (% of Target Opportunity)[1]:			0%	100%	150%

(1)	Note that payouts will be interpolated for performance between discrete points. For example, performance at the 65th percentile of the Peer Group will result in a payout of 130% of target for the measure; performance at the 30th percentile of peers will result in a payout of 20% of target.

Definitions:

•	3-year Average ROE: Return on average equity, averaged over 12 quarters from the first quarter of 2014 through the fourth quarter of 2016;

•	3-year Cumulative Net Income: Cumulative GAAP Net Income excluding extraordinary items for the performance period; and

•	Total Shareholder Return: stock price appreciation, plus reinvested dividends.

In accordance with LTIP and GAAP, the 2014 Award (payable in 2017) was calculated and accrued by the Company assuming that our performance results in payouts at the target level. Accordingly, the table below sets forth the PSUs that were awarded in January 2014 assuming target performance were achieved for all three performance measurements (the actual award, if any, will be calculated in 2017 and paid out to Named Executive Officers in accordance with the description above):

	PSU Award
Name	PSUs Awarded	Value of PSUs Awarded(1)
Patrick W. Bevack(2)	—	—
Gary M. Small	24,373	$87,500
James R. Reske(2)	—	—
Timothy W. Esson	10,028	$36,000
Matthew T. Garrity	13,092	$47,000
Jude J. Nohra	12,981	$46,600

(1)	The value of the PSUs awarded in 2014 to the Named Executive Officers is set forth in the “Stock Awards” column of the Summary Compensation Table, and it reflects the target number of PSU’s granted under the LTIP, as computed in accordance with FASB ASC Topic 718. The value of the PSUs is based on the probable outcome of the applicable performance conditions as described above. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to the PSU awards. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be based upon satisfaction of the performance conditions over the 2014-2016 performance period.
(2)	As noted above, Mr. Bevack, who retired during the year, and Mr. Reske, who resigned from his position during the year, would not receive an award under the LTIP because they would not be employees in 2017.

The Committee maintains flexibility and discretion to adjust measure definitions, if such adjustments ensure a more accurate comparison relative to the peer group and/or more appropriately reflect the goals of the LTIP and the Company’s compensation philosophy. The LTIP further provides that a participant in the LTIP must be employed with the Company on the date the award is made; otherwise, the participant is not entitled to any award.

The PMP compensation study noted that to achieve annual targeted total compensation relative to the peer group in accordance with the Committee and the Board’s compensation philosophy described above, the Committee should consider annual discretionary awards until the LTIP begins to payout equity awards.

Accordingly, the Committee and the Board discussed the PMP compensation study and the gap in long term incentive awards until the LTIP takes effect and the awards begin to payout to the Named Executive Officers, and the Committee determined to pay Mr. Small a discretionary award of restricted shares equal to 20.0% of his base salary, while the other Named Executive Officers received incentive awards equal to 16% of their base salary. The Committee and the Board further determined that the restricted shares would be awarded pursuant to the 2007 Plan and vest equally over three years, beginning on the first anniversary of the award. The Committee and the Board determined that three-year vesting is an important feature because it helps to retain officers and is consistent with past discretionary awards made to Named Executive Officers.

Accordingly, the Committee and the Board awarded restricted shares to the Named Executive Officers as follows:

Name	Equity Award(1)
Patrick W. Bevack(2)	—
Gary M. Small	$70,000
James R. Reske(2)	—
Timothy W. Esson	$28,800
Matthew T. Garrity	$37,600
Jude J. Nohra	$37,280

(1)	The discretionary stock awarded to Named Executive Officers and paid during 2014 is set forth in the “Stock Awards” column of the Summary Compensation Table. The value of the restricted shares is based on the closing market price of the Company’s common shares on the date of the grant. Actual value to the employee is determined by the market price on the vesting dates as well as the on-going market value during the subsequent holding period.
(2)	As noted above, Mr. Bevack, who retired during the year, and Mr. Reske, who resigned from his position during the year, did not receive a discretionary award of restricted shares.

The Committee and the Board also awarded Mr. Small 125,000 restricted shares when he accepted the position of President and CEO. Chartwell provided advice to the Board regarding the amount of a signing bonus to be paid to Mr. Small and recommended that the bonus be paid as long term incentive compensation in restricted shares. The Board’s determination of the amount was based upon a number of factors, including Chartwell’s advice regarding market offers, the Board’s desire to align Mr. Small’s interests with shareholders by giving him a significant ownership interest in the Company’s shares, and to ensure there was an appropriate retention aspect to the signing bonus, which the Board determined should result in equal vesting over a three year period. The Board believed the vesting schedule was consistent with the Company’s past awards and the Company’s short and long term incentive plans.

Other Compensation. Named Executive Officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and group term life insurance programs. Perquisites have been used in the past for some the Named Executive Officers that, as applicable, consist of use of a company car or a car allowance and fees for club memberships. During 2014, the Compensation Committee discussed these perquisites at great length and considered the compensation review prepared by PMP, which indicated that current trends demonstrate more conservative use of perquisites. The Committee and the Board determined that effective January 1, 2014, the Committee would phase out all management perquisites over a three year period, and that in doing so each officer would receive a lump sum payment equal to the amount of such perquisites paid in 2013, payable in January 2014, 2015 and 2016. The payments made to the Named Executive Officers are set forth in the “Other Compensation” column of the Summary Compensation Table.

Tax and Accounting Considerations. Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Named Executive Officers in a taxable year. All of the compensation we paid in 2014 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with executive management. On March 17, 2015, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ended December 31, 2014.

Respectfully submitted by the members of the Compensation Committee of the Board:

Scott N. Crewson, Chairman

Lee Burdman

Scott D. Hunter

Richard J. Schiraldi

Ellen J. Tressel

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by Messrs. Small, Esson, Garrity, Nohra, Bevack, and Reske (the “Named Executive Officers”) for services rendered during the years indicated:

Summary Compensation Table

Name and Principal Position	Year $	Salary $	Bonus $	Stock Awards $(1)	Non-Equity Incentive Plan Compensation $	All Other Compensation $(2)	Total $
Gary M. Small	2014	247,692	0	695,500	112,000	2,364	1,057,556
President and CEO, UCFC and Home Savings
Timothy W. Esson	2014	179,805	15,000	76,320	46,080	14,243	331,448
CFO and Treasurer, UCFC, and EVP, CFO and Treasurer Home Savings
Matthew T. Garrity	2014	234,293	0	99,640	60,160	10,854	404,947
EVP, Commercial Lending and Credit Administration, Home Savings	2013	219,675	85,903	92,264	39,541	10,099	447,482
	2012	216,981	$1,050	68,373	32,364	9,963	328,731
Jude J. Nohra	2014	232,820	0	98,792	59,648	5,327	396,587
General Counsel and Secretary, UCFC, and EVP, Corporate Governance and Secretary, Home Savings	2013	229,100	78,730	96,222	41,238	4,789	450,079
	2012	220,096	$1,050	63,473	$32,810	4,120	321,550
Patrick W. Bevack(3)	2014	135,188	42,000	—	—	313,610	490,798
Former President and CEO, UCFC and Home Savings	2013	386,250	130,875	173,812	86,906	33,043	810,886
	2012	374,039	1,050	133,860	69,750	32,635	611,334
James R. Reske(3)	2014	104,392	—	—	—	18,528	122,920
Former CFO and Treasurer, UCFC, and EVP, Home Savings	2013	240,582	82,175	101,044	43,305	20,318	487,424
	2012	236,968	1,050	70,429	35,445	20,957	364,849

(1)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of (i) the shares granted under the 2007 Plan and (ii) the target number of PSUs granted under the LTIP, as computed in accordance with FASB ASC Topic 718. The value of the PSUs is based on the probable outcome of the applicable performance conditions: Mr. Small $87,500; Mr. Esson $36,000; Mr. Garrity $47,000; Mr. Nohra $46,600. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to the PSU awards. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014, included in the Company’s 2014 Form 10-K. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be based upon satisfaction of the performance conditions over the 2014-2016 performance period. The aggregate grant date fair value of the PSUs assuming we achieve the superior performance level is as follows: Mr. Small $196,327; Mr. Esson $80,774; Mr. Garrity $105,455; Mr. Nohra $104,558. See “Compensation Discussion and Analysis – Compensation Components – Long-Term Equity Compensation in this proxy statement.

(2)	All Other Compensation includes the lump sum cash payment made to Named Executive Officers for, or the value of the ESOP allocations, club dues, car and parking allowances, group term life insurance premiums and 401(k) matches. In addition, for Mr. Bevack, All Other Compensation for 2014 includes payments made to him under his consulting agreement in the aggregate amount of $289,688 and a COBRA reimbursement of $13,914 in connection with his retirement.
(3)	Messrs. Bevack and Reske are included in this Summary Compensation Table and accompanying tables and disclosure because of their positions as President and CEO and CFO, respectively. As noted above, Mr. Bevack retired on March 31, 2014, and Mr. Reske resigned from his position with the Company on April 25, 2014.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold(1) ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards(4)
Gary M. Small	3/5/2015	(2)	2,800	140,000	280,000	132	6,604	13,208	35,000
	4/1/2014	(3)				8,043	24,373	36,560	87,500
Timothy W. Esson	3/5/2015	(2)	1,152	57,000	115,200	54	2,717	5,434	14,400
	1/21/2014	(3)				3,309	10,028	15,042	36,000
Matthew T. Garrity	3/5/2015	(2)	1,504	75,200	150,000	71	3,547	7,094	18,800
	1/21/2014	(3)				4,320	13,092	19,638	47,000
Jude J. Nohra	3/5/2015	(2)	1,491	74,560	149,120	70	3,517	7,034	18,640
	1/21/2014	(3)				4,284	12,981	19,471	46,600
Patrick W. Bevack	—		—	—	—	—	—	—	—
James R. Reske	—		—	—	—	—	—	—	—

(1)	For purposes of calculating this amount, it was assumed that (a) the Company had positive net income for the fiscal year, (b) Net Loan Growth just exceeded the 25th percentile, and (c) none of the other performance measures were met.
(2)	The amounts shown reflect the threshold, target and maximum cash and number of restricted shares that each Named Executive Officer is eligible to earn under the EIP. See “Compensation Discussion and Analysis—Compensation Components—Annual Cash and Equity Incentive Awards” above for more information concerning the awards granted under the EIP for 2014 performance.
(3)	The amounts shown reflect the threshold, target and maximum number of PSUs that each Named Executive Officer is eligible to earn based over the 2014-2016 performance period. See “Compensation Discussion and Analysis—Compensation Components—Long-Term Equity Compensation” above for more information concerning the PSUs granted in the 2014 fiscal year.
(4)	The amounts shown reflect the aggregate grant date fair value of the target award computed in accordance with FASB ASC Topic 718 based on the probable outcome of the applicable performance conditions.

Outstanding Equity Awards at December 31, 2014

The following table sets forth, as of the end of fiscal 2014, all equity awards outstanding under our equity compensation plans for each Named Executive Officer. The stock awards column reflects the value of the unvested shares based upon the closing price of UCFC at December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Not Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)
Gary M. Small	—	—			149,373	802,134
Timothy W. Esson	12,000	—	1.900	05/08/2019	15,662	84,105
	20,000	—	2.100	04/29/2020
Matthew T. Garrity	20,000	—	1.900	05/08/2019	18,256	98,035
	40,000	—	2.100	04/29/2020
Jude J. Nohra	9,785	—	5.885	02/27/2018	18,605	99,909
	20,000	—	1.900	05/08/2019
	40,000	—	2.100	04/29/2020
Patrick W. Bevack	31,421	—	5.885	02/27/2018	2,618	14,059
	30,000	—	1.900	05/08/2019
	60,000	—	2.100	04/29/2020
James R. Reske	—	—			—	—
	—	—

(1)	The amounts shown reflect the target number of PSUs awarded to the Named Executive Officer in 2014 under the LTIP. The actual number of PSUs that will vest and be earned (if any) by each named Executive Officer will be determined after the 2014-2016 performance period based on three performance measures: 33% of the PSUs have a 3-year average ROE measure, 33% of the PSUs have a measure based on 3-year Total Shareholder Return to the Company’s peer group and finally 34% of the PSUs have a measurement to 3-year Cumulative Net Income to Strategic Plan. The PSUs have a three-year performance period and will be eligible to vest at the end of the three-year performance period. Depending on the Company’s performance in relation to the established performance measures, the awards may vest at 0-150% of the potential amount

Options Exercised and Stock Vested

The following table reflects all stock option exercises and the vesting of restricted shares held by each of our Named Executive Officers during fiscal 2014. The table reports the number of shares for which the options were exercised or vested and the aggregate dollar value realized upon exercising those options or when the stock awards became vested.

	Option Awards			Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Weighted Option Exercise Price ($)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary M. Small	—	—		—	—
Timothy W. Esson	—	—		6,976	35,973
Matthew T. Garrity	—	—		10,776	55,510
Jude J. Nohra	—	—		9,897	50,973
Patrick W. Bevack	—	—		35,130	137,710
James R. Reske	60,000	2.03	98,800	—	—

(1)	The stock awards set forth in the table above were made on December 24, 2012 and December 3, 2013, under the EIP approved by the Board in 2012 and the previously disclosed Stay Bonus and Retention Plan. The awards made under the EIP vested in three equal installments on December 24, 2013, 2014 and 2015. In 2014, the Board accelerated the vesting to December 15, 2014 and December 14, 2015, respectively, to facilitate the timely filing and issuance of employee Form W-2’s and payment and filing of payroll taxes and forms. The awards made under the Stay Bonus and Retention Plan vested on December 3, 2014.

Employment Agreements, Termination and Change in Control Payments

As of December 31, 2014, Home Savings had employment agreements with Messrs. Small, Esson, Nohra and Garrity. Mr. Small’s agreement is for a term of two years, has an effective date of April 1, 2014 and is automatically extended for additional one year terms until either the Company or Mr. Small terminate the agreement. Messrs. Esson’s, Nohra’s and Garrity’s agreements are for a term of one year but include an “evergreen provision,” meaning that they are extended for one day each day so that the term is always twelve months. Mr. Esson’s agreement was originally entered into on September 29, 2011. Messrs. Nohra’s and Garrity’s employment agreements were originally executed in April 2010. Each agreement is terminable at any time.

In accordance with the terms of his employment agreement, Mr. Small entered into a restricted stock agreement with the Company (the “RSA”) on April 1, 2014 pursuant to which he received an award of 125,000 common shares with a three year vesting schedule. The RSA provides that 33% of the shares covered by the award vest on the first anniversary of the grant date, 33% vest on the second anniversary of the grant date (for an aggregate vesting of 67%) and 34% vest on the third anniversary of the grant date (for an aggregate vesting of 100%). Notwithstanding the foregoing, the award becomes fully vested and nonforfeitable upon (i) the death of Mr. Small, (ii) his permanent disability, (iii) termination of his employment with the Company without cause or for good reason or (iv) a change of control (all provided or as defined in the employment agreement).

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment under the agreements and the RSA as of December 31, 2014. The amounts shown are estimates. Amounts do not include compensation and benefits available generally to all of our salaried employees on a non-discriminatory basis.

	Change of Control ($)	Death ($)	Disability ($)	Other Termination ($)
Gary M. Small
Base Amount	700,000	—	—	437,500
Bonus/Short and Long Term Incentive Compensation	525,000	—	—	—
Restricted Stock Award	671,250	671,250	671,250	671,250
Health Insurance	19,362	—	12,908	12,908

Total	1,915,612	671,250	684,158	1,121,658

Timothy W. Esson
Base Amount	360,000	44,384	—	180,000
Bonus/Short and Long Term Incentive Compensation	—	—	—	—
Health Insurance	7,402	—	7,402	7,402

Total	367,402	44,384	7,402	187,402

Jude J. Nohra
Base Amount	466,000	57,452	—	233,000
Bonus/Short and Long Term Incentive Compensation	—	—	—	—
Health Insurance	17,190	—	17,190	17,190

Total	483,190	57,452	12,908	250,190

Matthew T. Garrity
Base Amount	470,000	57,945	—	235,000
Bonus/Short and Long Term Incentive Compensation	—	—	—	—
Health Insurance	17,483	—	17,483	17,483

Total	487,483	57,945	17,483	252,483

Patrick W. Bevack
Base Amount	—	—	—	—
Bonus/Short and Long Term Incentive Compensation	—	—	—	—
Health Insurance	—	—	—	—

Total	—	—	—	—

James R. Reske
Base Amount	—	—	—	—
Bonus/Short and Long Term Incentive Compensation	—	—	—	—
Health Insurance	—	—	—	—

Total	—	—	—	—

Base Salary. Mr. Small’s employment agreement established an initial base salary of $350,000. Messrs. Esson’s, Nohra’s and Garrity’s employment agreements established initial base salaries of $150,000, $180,000 and $165,000, respectively. The agreements provide that based on each officer’s individual performance and other factors deemed appropriate by the Board or Compensation Committee, the Board may increase the executive’s base salary. Each agreement provides that, in the event that the Board increases any executive’s annual base salary, the amount of the initial annual base salary, together with any such increases, will become the executive’s base salary under the agreement.

Bonus; Fringe Benefits. Each of these employment agreements provides that the executive is eligible to participate in any executive incentive plan adopted by the Company. In addition, each of the employment agreements provides that Home Savings will provide the executive the benefit programs (including vacation and sick leave) provided to actively employed, similarly situated employees of the Company.

Termination upon Change of Control. Mr. Small’s employment agreement provides that he is entitled to certain benefits if his employment is terminated within six months before or one year after a change of control and the employment agreements of Messrs. Esson, Nohra and Garrity provide that they also are entitled to certain benefits if their employment agreement is terminated within nine months before or one year after a change of control: (i) by the Company or its successor; or (ii) by the executive for “good reason” (including, for example, a material reduction in the executive’s salary, authorities, duties or responsibilities, a requirement (to the extent applicable) that the executive report to a corporate officer instead of reporting directly to the Board, a material change to one’s title or a material change in the geographic location in which the executive performs his services). Any benefits to be received by the executive will be reduced to the maximum amount payable under Code Section 280G without penalty.

Under these circumstances, Mr. Small is entitled to an amount equal to: two times the greater of his prior year’s base salary or his base salary in effect immediately prior to his termination; a single lump sum payment equal to two times the target short and long term incentive (See “Compensation Discussion and Analysis— Annual Cash and Equity Incentive Awards” above); the sum of any accrued but unpaid bonus payable in accordance with any applicable bonus plan; any accrued salary or benefits and continued coverage at the Company’s or its successor’s expense under all health and welfare benefit plans until the earlier of the expiration of 18 months or the date upon which he is included in another employer’s benefit plans as a full-time employee. Each of Messrs. Esson, Garrity and Nohra would be entitled to an amount equal to two times his applicable base salary, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits and continued coverage at the Company’s or its successor’s expense under all health and welfare benefit plans until the earlier of the expiration of 12 months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Under each of the employment agreements, “change of control” is defined as:

•	The date any one person, or more than one person acting as a group, acquires ownership of shares of the Company or Home Savings possessing 25% or more of the total voting power of the shares of the Company or Home Savings;

•	The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of the Company or Home Savings;

•	The date a majority of the members of the Board of the Company or Home Savings is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of the appointment or election; or

•	The acquisition by any person, or more than one person acting as a group, of “control” of Home Savings or the Company within the meaning of 12 C.F.R. Section 303.81.

Termination upon Death. Under the employment agreements of Messrs. Esson, Nohra and Garrity, upon the executive’s death, his estate is entitled to receive a continuation of his base salary for 90 days.

Termination upon Disability. Under the employment agreements, if the executive is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, the Company can terminate the employment agreement. After the employment agreement is terminated, the executive is entitled to any accrued salary or benefits in accordance with such plans or programs and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of 12 months or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Termination for Cause. None of the executives are entitled to receive any benefits under the employment agreement following termination for cause. “Cause” means (i) the executive’s continued intentional failure or refusal to perform substantially the executive’s assigned duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to the executive of such failure; (ii) the executive’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the executive’s employment with the Company; (iii) the executive’s conviction of, or plea of guilty or nolo contendere to a felony or a crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any of its affiliates; or (iv) the executive’s disclosure of trade secrets or material, non-public confidential information of the Company or any of its affiliates in violation of the Company’s or its affiliates’ policies that applies to the executive or any agreement with the Company or any of its affiliates in respect of confidentiality, nondisclosure, non-competition or otherwise.

Other Termination. If Mr. Small is terminated before the expiration of his employment agreement for any reason other than death, disability, cause or change of control, then he is entitled to receive the salary in effect at the time of termination for a period of the greater of the remaining term under the agreement or 12 months, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage under all health and welfare benefit plans at the expense of Home Savings until the earlier of the expiration of the term or the date upon which he is included in another employer’s benefit plans as a full-time employee. If any of Messrs. Esson, Nohra or Garrity are terminated before the expiration of his employment agreement for any reason other than death, disability, cause or change of control, then he is entitled to receive the salary in effect at the time of termination for a period of 12 months, any accrued but unpaid bonus payable in accordance with any applicable bonus plan, any accrued salary or benefits payable in cash to which the executive is entitled to under such plans or programs and continued coverage under all health and welfare benefit plans at the expense of Home Savings until the earlier of the expiration of the term or the date upon which he is included in another employer’s benefit plans as a full-time employee.

Non-Compete; Non-Solicitation. With respect to Mr. Small, he is subject to a non-compete provision that prohibits him from engaging in any business actively in competition with that of the Company or its affiliates for a period of 12 months following any termination except for good reason in any county in which the Company has an office, and non-solicitation of customers and employees provisions that prohibit them from soliciting any customers or employees for a period of twelve months following termination of the executive. With respect to Messrs. Esson, Nohra and Garrity, they are subject to a non-compete provision that prohibits each of them from engaging in any business actively in competition with that of the Company or its affiliates for a period of 12 months following termination of the executive in any county in which the Company has an office, and non-solicitation of customers and employees provisions that prohibit them from soliciting any customers or employees for a period of twelve months following termination of the executive.

Indemnification. Each of the employment agreements provides for indemnification by the Company for liabilities arising out of the executive’s performance of his duties under the employment agreement. Notwithstanding the foregoing, the indemnification provided under the agreement does not extend to matters for which the executive has been terminated or where such indemnification is prohibited by applicable law or regulation.

Suspension or Termination in Connection with certain Special Regulatory Events. Under each of the employment agreements, if the executive’s employment is terminated or suspended (unless such suspension is stayed) by applicable Federal regulators or if Home Savings is placed in conservatorship or receivership, the Company’s obligations under the agreements are terminated, except with respect to any vested rights of the executive. In the event of a suspension of an executive where the charges are later dismissed, the Company shall pay the executive the amount withheld during such suspension.

Release. As a condition to receiving any payments for a termination under the agreement as described above, other than a payment of any accrued but unpaid compensation, benefits or bonus, the executive must agree to release the Company and its affiliates, employees and directors from any and all claims that the executive may have against the Company, employees and directors up to and including the date the executive signs a release in the form provided by the Company.

Related Person Transactions

Home Savings makes loans to executive officers and directors of the Company and its subsidiaries in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Home Savings, and did not involve more than the normal risk of collectability or present other unfavorable features. All outstanding loans to executive officers and directors are current in their payments.

On March 17, 2014, the Company and Home Savings entered into a Consulting Agreement with Mr. Bevack, the former President and Chief Executive Officer of the Company and Home Savings. The Consulting Agreement is for a period of two years from the first business day following Mr. Bevack’s retirement on March 31, 2014. Under the Consulting Agreement, the Company and the President and Chief Executive Officer of the Company may, from time to time, request consulting advice and services. In exchange for his services, Mr. Bevack will receive a monthly consulting fee of $32,187.50, payable in a lump sum on the seventh month of the term for the first seven monthly payments, and then payable monthly each month thereafter, for a total compensation of $772,500 during the term of the Consulting Agreement. As noted above, the Company paid Mr. Bevack $289,688 in 2014 pursuant to the terms and conditions of the Consulting Agreement.

Other than the transactions set forth above, we had no other related person transactions as defined in Regulation S-K Item 404(a).

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and Section 14 of the Exchange Act, require that our shareholders have an opportunity to approve, in a non-binding advisory vote, the compensation of the Named Executive Officers as disclosed in this proxy statement. Our Named Executive Officers are those individuals included in the Summary Compensation Table on page 28 in this proxy statement. The compensation being approved is the compensation required to be disclosed in this proxy statement by the rules of the SEC, including the compensation described in the Compensation Discussion and Analysis, accompanying tables and any related material disclosed in this proxy statement.

The vote is advisory in nature and therefore will not bind the Board to take any particular action. Nevertheless, if there is a significant vote against approval of the compensation, the Board intends to attempt to determine the reason for such negative votes, and the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board has structured the Company’s executive compensation program with the following objectives in mind: compensation should be directly linked to corporate operating performance, and all officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to our approved peer group as well as their peers within the financial services industry. The Board urges you to read the “Compensation Discussion and Analysis” starting on page 16 of this proxy statement and the related compensation tables and narrative through page 34.

The Board is asking you to approve the following resolution, which will be submitted for a shareholder vote at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation of our named executive officers as named in the Summary Compensation Table of the Company’s 2015 Proxy Statement, as described in the ‘Compensation Discussion and Analysis,’ the compensation tables and the related disclosure contained on pages 16 - 34 in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board, overrule any decision made by the Board, or create or imply any additional fiduciary duty by the Board. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that you vote FOR the approval of our executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information about the only persons known to the Company to own beneficially more than 5% of our outstanding common shares as of the voting record date (March 9, 2015):

Name and address	Amount and nature of beneficial ownership		Percent of shares outstanding

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,011,975	(1)	6.10%

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,581,709	(2)	5.23%

(1)	The information is based on Schedule 13G/A filed with the SEC on January 30, 2015 by Blackrock, Inc., reporting on beneficial ownership as of January 12, 2015. According to the filing, BlackRock, Inc. has sole voting power over 2,960,722 shares and sole dispositive power over 3,011,975 of the shares reported.
(2)	The information is based on Schedule 13G/A filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP, reporting on beneficial ownership as of February 5, 2015. According to the filing, Dimensional Fund Advisors LP has sole voting power over 2,480,017 shares and sole dispositive power over 2,581,709 of the shares reported.

Security Ownership of Management

The following table sets forth information regarding the number of the Company’s common shares beneficially owned by each director and executive officer as of March 9, 2015, the voting record date (the Company’s insider trading policy does not permit hedging or pledging of shares by directors or executive officers, so none of the shares set forth below have been pledged by any executive officer or director):

	Amount and nature of beneficial ownership
Name and address (1)	Sole voting or investment power		Shared voting or investment power		Percent of shares outstanding

Marty E. Adams	176,270	(2)	—			*
Zahid Afzal	47,404	(2)	—			*
Patrick W. Bevack	322,131	(2)	11,200	(3)		*
Lee J. Burdman	51,336	(2)	120,909	(4)		*
Scott N. Crewson	43,890	(2)	48,697	(5)		*
Timothy W. Esson	132,677	(2)
Matthew T. Garrity	82,353	(2)	38,160	(6)		*
Scott D. Hunter	67,978	(2)	—			*
Jude J. Nohra	182,679	(2)	1,908	(7)		*
James R. Reske	38,944	(2)	96,639	(8)		*
Richard J. Schiraldi	145,457	(2)	—			*
Gary M. Small	143,490
Ellen J. Tressel	1,491	(2)	—			*
All current directors and current executive officers as a group (12 persons)	1,397,156	(2)(9)	220,874		3.24%

*	Less than one percent of the total outstanding.

(1)	Each of the persons listed in this table may be contacted at the Company’s address.
(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the 1999 and 2007 Long-Term Incentive Plans: Mr. Adams – 2,667; Mr. Afzal – 2,666; Mr. Bevack – 121,421; Mr. Burdman – 2,667; Mr. Esson – 32,000; Mr. Garrity – 60,000; Mr. Nohra – 69,785; Mr. Schiraldi – 39,740; and each of Messrs. Crewson, and Hunter– 4,000; and directors and executive officers as a group – 338,946.
(3)	Shares jointly owned with Mr. Bevack’s spouse.
(4)	Includes 15,000 shares owned by Purple Burd Limited Partnership, 45,909 shares owned by KB Kidz Limited Partnership, 40,000 shares owned by Kenneth Burdman Marital Exempt Trust, and 10,000 shares owned by BLS Realty Corp., over all of which Mr. Burdman has shared voting and investment power, and 10,000 shares owned by Mr. Burdman’s spouse.
(5)	Shares jointly owned with Mr. Crewson’s spouse.
(6)	Shares jointly owned with Mr. Garrity’s spouse.
(7)	Shares owned by Mr. Nohra’s spouse.
(8)	Shares jointly owned with Mr. Reske’s spouse.
(9)	Mr. Reske is excluded from this total as he is no longer employed by the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide the Company with a copy of such form. Based on our review of the copies of such forms we have received, we believe that our executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2014, except that each of Messrs. Esson and Garrity filed two late Forms 4 and Mr. Reske filed three late Forms 4.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing our accounting and internal auditing functions and controls, loan review function and engaging an independent registered public accounting firm to audit our financial statements and internal controls over financial reporting. The Audit Committee has adopted a charter to set forth its responsibilities.

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Horwath regarding the results of their audit, as well as the written disclosures and the letter from Crowe Horwath required by Independence Standards Board Standard No. 1. The Audit Committee reviewed and discussed the audited financial statements with the management of the Company. A representative of Crowe Horwath also discussed with the Audit Committee the independence of Crowe Horwath from the Company, as well as the matters required to be discussed by Statement of Auditing Standards 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Discussions between the Audit Committee and the representative of Crowe Horwath, as well as written communications received from Crowe Horwath, included the following:

•	Crowe Horwath’s responsibilities in accordance with standards of the Public Company Accounting Oversight Board;

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application;

•	Management’s judgments and accounting estimates;

•	Whether there were any significant corrected or uncorrected audit adjustments;

•	Whether there were any disagreements with management;

•	Whether Crowe Horwath became aware of any consultation of the Company’s management with other accountants;

•	Whether there were any major issues discussed with management prior to Crowe Horwath’s retention;

•	Whether Crowe Horwath encountered any difficulties in performing the audit;

•	Crowe Horwath’s judgments about the quality of the Company’s accounting principles;

•	Crowe Horwath’s responsibilities for information prepared by management that is included in documents containing audited financial statements; and

•	Other matters.

Based on its review of the financial statements and its discussions with management and the representative of Crowe Horwath, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014.

Respectfully submitted by the members of the Audit Committee:

Zahid Afzal, Chairman

Richard J. Schiraldi

Lee J. Burdman

Scott N. Crewson

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Crowe Horwath as our independent registered public accounting firm for the 2015 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Horwath, the selection may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Horwath will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

The Audit Committee is responsible for, among other things, engaging an accounting firm to audit our financial statements and internal control over financial reporting. The independent accountants may not provide the non-audit services described in Section 10A(g) of the Exchange Act. The independent accountants may provide other non-audit services, including tax services, if, and only if, approved in advance by the Audit Committee. The Audit Committee may delegate to a subcommittee its authority to approve audit and non-audit services, provided that decisions of the subcommittee are presented to the full Audit Committee for action at its next meeting

The aggregate fees billed by Crowe Horwath LLP to the Company for the years ended December 31, 2014 and 2013 are shown in the table below. All services related to these fees were approved in advance by the Audit Committee.

	2014	2013

Audit Fees	$373,000	$378,500
Audit-Related Fees(1)	—	32,550
Tax Fees(2)	57,300	35,175

(1)	Includes fees for the accounting treatment of strategic initiatives.
(2)	Includes fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.

Audit and Non-Audit Pre-Approval Policy

In accordance with applicable laws and regulations, the Company has adopted the Preapproval Policy on use of Independent Auditor for Non-Audit Services. The policy governs the use of our external auditor for any purpose other than the audit. Audit services would include all services performed to comply with the audit, services in connection with statutory and regulatory filings such as comfort letters, statutory audits, attest services, consents and reviews of quarterly information and procedures required in connection with SEC filings.

The policy provides that the Company will not use the outside auditor for any “incompatible services” as defined under applicable law, and that the Audit Committee will not engage the outside auditor to perform any services unless the Committee, acting as the full Committee or through a designee, concludes that the service, and the extent of the engagement, are designed in a way that ensure the independence of the audit.

Applicable law authorizes the Committee to delegate preapproval to one or more Committee members who are independent directors of the Board, and the Committee designed the Chairman to be that designee. All decisions of the designee to preapprove a non-audit service are presented to the full Committee at its next scheduled meeting. The Chairman, as the designee, shall have the authority to preapprove non-audit services that do not exceed 5% of the fees paid to the auditor in the fiscal year that the services are provided. This 5% limitation will be based upon the auditor’s quote of proposed fees for services to be rendered in the fiscal year that the services are provided. Any amounts exceeding the 5% limitation shall be referred to the full Committee for approval consideration.

The Committee or Chairman, as the designee, will evaluate all non-audit services against the criteria described in our policy. As part of the evaluation, the Committee or the Chairman, as its designee, also will discuss the potential impairment of auditor independence with management. If the results of the evaluation lead to approval of the service, such approval is documented in the Committee’s minutes.

The Board recommends that you vote FOR ratification of Crowe Horwath as our independent registered public accounting firm.

PROPOSAL 4 – APPROVAL OF THE 2015 UNITED COMMUNITY FINANCIAL CORP.

LONG TERM INCENTIVE PLAN

The following discussion describes important aspects of the United Community Financial Corp. 2015 Long Term Incentive Plan (the “2015 Plan”). This discussion is intended to be a summary of the material provisions of the 2015 Plan. Because it is a summary, some details that may be important to you are not included. For this reason, the entire proposed 2015 Plan is attached as Exhibit A to this Proxy Statement. You are encouraged to read the 2015 Plan in its entirety.

Purpose, Administration and Eligibility

The purpose of the 2015 Plan is to provide a means through which the Company may attract and retain employees and non-employee directors, to provide incentives that align their interests with those of the Company’s shareholders, and to promote the success of the Company’s business. Any of the Company’s employees or non-employee directors are eligible to participate in the 2015 Plan (a “Participant”). As of March 9, 2015, the Company had 459 employees (of which 413 are full time equivalent employees) and eight non-employee directors.

The 2015 Plan will be administered by the Compensation Committee. The Committee will have full and exclusive power to interpret the 2015 Plan and adopt such rules, regulations and guidelines to carry out the plan as it may deem necessary. The Compensation Committee may engage, or authorize the engagement of, a third party administrator to carry out administrative functions under the Plan, and may delegate certain other aspects of its authority as permitted under the plan. Any Award (as defined in the Plan) that is intended to be a qualified performance award will be issued by the Committee or a subcommittee consisting solely of members of the Board who are outside directors. The Committee may delegate the authority to select and grant Awards to Participants who are not executive officers of the Company to the Chief Executive Officer or other officers in a manner consistent with applicable law and provided the such Participant’s compensation is not subject to the limitations in Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

If approved, the 2015 Plan will terminate on the 10 year anniversary of the plan’s effective date.

Effect on Existing Shareholders

As of the record date, there were 49,336,364 UCFC common shares outstanding. As shares are issued under the 2015 Plan to the Company’s directors and officers, the voting power of the directors and officers of the Company over the outcome of the vote on any matters submitted to the Company’s shareholders, including changes of control, will increase.

Awards

Any type of Award may be granted by the Compensation Committee to any Participant, but only employees may receive Awards of incentive stock options (“ISOs”). Each Award will be evidenced by an Award agreement (an “Award Agreement”) specifying the terms and conditions of the Award. An Award may be in the form of a Performance Award (as defined in the Plan). The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to the 2015 Plan will be determined by the Committee; provided that any Award of shares that is a Performance Award will have a minimum restriction period of one year from the grant date; provided further that the Compensation Committee may provide for earlier vesting upon a termination of employment by reason of death, disability or retirement.

If approved by shareholders, the total number of common shares that may be granted as Awards under the 2015 Plan will be 1,200,000 common shares, subject to limitations set forth in the 2015 Plan. Any common shares subject to an Award that is cancelled, forfeited or expires prior to exercise or realization, either in full or in part, will again become available for issuance under the 2015 Plan.

Performance Goals

The Committee may, in its discretion, provide that any Award granted under the 2015 Plan shall be subject to the attainment of performance goals. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee, and may be adjusted for any events or occurrences as may be determined by the Committee. With respect to each performance period, (i) the Committee will establish such performance goals relating to one or more of the business criteria selected pursuant to the terms of the 2015 Plan, and (ii) the Committee will establish targets for Participants for achievement of performance goals.

The performance goals and performance targets established by the Committee may be identical for all Participants for a given performance period, or may differ among Participants. Following the completion of each performance period, the Committee will determine the extent to which performance goals for that performance period were achieved and will authorize the award of common shares or cash, as applicable, to the Participant for whom the targets were established, in accordance with the terms of the applicable Award Agreements.

Stock Options

The Committee may from time to time grant stock options to Participants. Stock options granted under the 2015 Plan to non-employee directors will be nonqualified stock options (“NSOs”). Unless otherwise expressly provided at the time of the grant, stock options granted under the 2015 Plan to employees will be NSOs. The grant of each stock option will be evidenced by a stock option award agreement (a “Stock Option Agreement”), specifying the type of stock option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the stock option, the number of common shares to be subject to each stock option, how the stock option will be exercised, and such other terms and conditions established by the Committee.

With respect to a stock option, in no event will a Participant be entitled to amounts equivalent to cash dividends, share dividends or other property dividends on the common shares subject to the stock option.] Except as provided under the 2015 Plan, the per share exercise price of each stock option will be 100% of the fair market value of the common shares subject to the stock option on the date on which the stock option is granted.

If a Participant’s employment terminates as a result of the Participant’s disability (as defined in the 2015 Plan), the Participant may exercise the vested portion of each ISO, but only within such period of time ending on the earlier of: (a) the date 12 months following the Participant’s termination of employment or (b) the expiration date. If the Participant’s employment terminates as a result of the Participant’s death, the vested portion of each ISO may be exercised by the Participant’s estate, by a person who acquired the right to exercise the ISO by bequest or inheritance or by the person designated to exercise the ISO upon the Participant’s death, but only within the time period ending on the earlier of: (a) the date 12 months following the Participant’s termination of employment or (b) the expiration date.

A Participant entitled to exercise a stock option may do so by delivering written notice to the Secretary of the Company to that effect specifying the number of common shares with respect to which the stock option is being exercised and any other information the Committee may prescribe. The Committee in its sole discretion may make available the payment of the stock option exercise price as specified in the Award Agreement: (i) in cash, (ii) by directing the Company to withhold the number of common shares otherwise issuable in connection with the exercise of the stock option that have an aggregate fair market value equal to the exercise price, or (iii) by delivering previously acquired common shares that are acceptable to the

Committee and that have an aggregate fair market value on the date of exercise equal to the stock option exercise price. Common shares that are withheld for payment of the stock option exercise price will not be available for reissuance under the 2015 Plan.

Stock Awards

The Committee may, in its discretion, (a) grant common shares under the 2015 Plan to any Participant without payment of consideration by such Participant, (b) grant shares of Restricted Stock (as defined below) to any Participant, or (c) sell common shares under the plan to any Participant for such amount of cash, common shares or other consideration as the Committee deems appropriate. For purposes of the 2015 Plan, “Restricted Stock” means an Award of common shares that is subject to forfeiture until vesting conditions are satisfied. The common shares issued pursuant to the foregoing will be evidenced by a stock award agreement (a “Stock Award Agreement”), which will specify whether the common shares are granted or sold to the Participant and such other restrictions, terms and conditions (including the attainment of performance goals) established by the Committee. The restrictions to which the common shares awarded are subject will lapse as set forth in the Stock Award Agreement. The Participant receiving a grant of or purchasing common shares will be a shareholder with respect to all of the common shares subject to the Award and will have the rights of a shareholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares, subject to limitations set forth under the 2015 Plan.

Stock Units

The Committee may, in its discretion, grant stock units to any Participant. Each stock unit will entitle the Participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in a stock unit agreement (a “Stock Unit Agreement”), one common share or cash equal to the fair market value of a common share on the date of such event, as provided in the Stock Unit Agreement. Each grant of stock units to a Participant will be evidenced by a Stock Unit Agreement, which will specify the restrictions, terms and conditions established by the Committee. The restrictions to which the stock units awarded are subject will lapse as set forth in the Stock Unit Agreement. A Participant will have no rights of a shareholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in common shares, except as provided under the 2015 Plan.

Stock Appreciation Rights

Each stock appreciation right (“SAR”) granted under the 2015 Plan will be evidenced by a stock appreciation right agreement (a “Stock Appreciation Right Agreement”), specifying the conditions for exercise, the exercise period, the exercise price, the expiration date, the number of common shares subject to each SAR, whether the SAR is to be settled in common shares or cash and such other terms and conditions established by the Board in its sole discretion. Each SAR shall become exercisable as set forth in the Stock Appreciation Right Agreement. The per share exercise price of each SAR will be 100% of the fair market value of the common shares subject to the SAR on the date on which the SAR is granted, subject to limitations set forth under the 2015 Plan. Unless a shorter period is provided in the Stock Appreciation Right Agreement, each SAR will expire on the date ten years after the date of grant. With respect to a Stock Appreciation Right, in no event will a Participant be entitled to amounts equivalent to cash dividends, share dividends or other dividends on the common shares subject to the SAR.

Annual Bonus Awards

The Committee will determine all terms and conditions of an Annual Bonus Award (as defined in the 2015 Plan), including but not limited to, whether or not the Annual Bonus Award will be solely a discretionary Annual Bonus Award, any performance goals, performance period, the potential payable and the timing and form of payment.

If the Committee determines that the Annual Bonus Award shall be a Performance Award instead of a discretionary Annual Bonus Award: (a) the Committee must require that payment of all or any portion of the amount subject to the Annual Bonus Award is contingent on the achievement of one or more performance goals during the performance period the Committee specifies, although the Committee may specify that all or a portion of the performance goals subject to an Award is deemed achieved upon a Participant’s death, disability or retirement (as defined in the 2015 Plan), or such other circumstances as the Committee may specify; and (b) the performance period must relate to a period of one fiscal year of the Company, except that, if the Award is made in the year the 2015 Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year.

Long-Term Incentive Awards

The Committee will determine all terms and conditions of a Long-Term Incentive Award (as defined in the 2015 Plan), including but not limited to the performance goals, performance period, the potential amount payable and the timing and form of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more performance goals during the performance period the Committee specifies, although the Committee may specify that all or a portion of the performance goals subject to an Award is deemed achieved upon a Participant’s death, disability or retirement, or such other circumstances as the Committee may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company. Dividend equivalents will not be paid until and to the extent that the performance goals are met.

Effect of Change of Control

Except as otherwise provided in any Award Agreement, and subject to the limitations set forth in the 2015 Plan, upon a Change in Control of the Company all NSOs, ISOs and SARs will become immediately exercisable with respect to 100% of the common shares subject to such NSOs, ISOs and SARs. With respect to all Performance Awards, all performance goals and vesting criteria will be deemed achieved at 100% of target levels, the restriction period will immediately expire and all other terms and conditions shall be deemed met. With respect to all other Awards, any restriction period shall immediately expire, such Awards shall become 100% vested and all other terms and conditions will be deemed met.

For purposes of the 2015 Plan, “Change in Control” means the occurrence, at any time during the specified term of an Award granted under the 2015 Plan, of any of the following events:

(a)	The date any one person, or more than one person acting as a group acquires ownership of shares of the Company possessing 25% or more of the total voting power of the shares of the Company;

(b)	The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of the Company;

(c)	The date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the existing Board before the date of the appointment or election; or

(d)	The acquisition by any person, or more than one person acting as a group, of “control” of the Company within the meaning of 12 C.F.R. Section 303.81(c).

Nontransferability

Awards granted under the 2015 Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than by last will and testament or by the laws of descent and distribution, pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code, or as otherwise permitted under the 2015 Plan, and in each case the transfer will be for no value and in accordance with the terms and conditions established by the Committee regarding such transfer.

Termination or Amendment of the 2015 Plan and Award Agreements

The Board may terminate, suspend or amend the 2015 Plan, in whole or in part, from time to time, without the approval of the shareholders of the Company. Notwithstanding the foregoing, the Board may not make any amendment to the Plan or any outstanding Stock Option Agreement or SAR Agreement that results in the repricing of Stock Options or SARs without prior approval of the shareholders of the Company, except in relation to adjustments necessary to preserve the benefits of the plan in the event of a reorganization, recapitalization, share split, share distribution, share dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, change in the capital structure of the Company or any similar corporate transaction.

The Committee will have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant.

Securities Law Restrictions

The Committee may impose such restrictions on Awards and common shares or any other benefits underlying Awards under the 2015 Plan as it may deem advisable, including without limitation restrictions under the Code and federal securities laws, the requirements of any stock exchange or similar organization, and any blue sky, state, or foreign securities laws applicable to such securities.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to the 2015 Plan. This summary is based on U.S. federal income tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary is not intended to be exhaustive, does not constitute tax advice and does not describe federal employment, state, local or foreign tax consequences. Each Participant will be advised to consult with his or her own tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2015 Plan.

ISOs

ISOs are intended to qualify for special treatment available under Section 422 of the Code. A Participant will not recognize any income when an ISO is granted and the Company will not receive a deduction at that time. A Participant will not recognize ordinary income upon the exercise of an ISO provided that the Participant was, without a break in service, an employee of the Company or one of its subsidiaries during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to death or disability).

If a Participant acquires common shares by exercising an ISO and continues to hold those common shares for one year or, if longer, until the second anniversary of the grant date (each of these periods is called an “ISO Holding Period”), the amount the Participant receives when he or she disposes of the common shares minus the exercise price will be taxable at long-term capital gain or loss rates (this is referred to as a “qualifying disposition”), depending on whether the amount the Participant receives when he or she disposes of the common shares is greater or less than the exercise price he or she paid. Upon a qualifying disposition, the Company is not entitled to a deduction.

If a Participant disposes of the common shares before the end of either ISO Holding Period (this is referred to as a “disqualifying disposition”), the Participant will recognize ordinary income equal to the excess, if any, of (a) the fair market value of the common shares on the date the ISO was exercised or, if less, the amount received on the disposition, over (b) the exercise price. The Company will be entitled to a deduction equal to the ordinary income that the Participant recognizes. Any amount realized in excess of the fair market value of the common shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the Participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the common shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex and their effect depends on individual circumstances, including whether a Participant has items of adjustment other than those derived from ISOs.

NSOs

NSOs do not receive the special tax treatment afforded to ISOs under the Code, although a Participant will not recognize any income when a NSO is granted and the Company will not receive a deduction at that time. However, unlike an ISO, when a NSO is exercised, a Participant will recognize ordinary income equal to the excess, if any, of the fair market value of the common shares that the Participant purchased on the date of exercise over the exercise price. If a Participant uses common shares or a combination of common shares and cash to pay the exercise price of a NSO, he or she will have ordinary income equal to the fair market value of the excess of the number of common shares that the Participant purchases over the number he or she surrenders, less any cash the Participant uses to pay the exercise price. When a NSO is exercised, the Company will be entitled to a deduction equal to the ordinary income that the Participant recognizes.

If the amount a Participant receives when he or she disposes of the common shares that he or she acquired by exercising a NSO is greater than the fair market value of the common shares when the NSO was exercised, the excess will be treated as a long-term or short-term capital gain, depending on whether the Participant held the common shares for more than one year after he or she acquired the common shares. But, if the amount a Participant receives when he or she disposes of the common shares that the Participant acquired by exercising a NSO is less than the fair market value of the common shares when the NSO was exercised, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the common shares for more than one year after he or she acquired the common shares.

SARs

A Participant will not recognize any income when a SAR is granted and the Company will not receive a deduction at that time. When a SAR is exercised, a Participant will recognize ordinary income equal to the cash and/or the fair market value of the common shares the Participant receives upon exercise over the aggregate exercise price. The Company will be entitled to a deduction equal to the ordinary income that the Participant recognizes. If the amount a Participant receives when he or she disposes of any common shares acquired upon the exercise of a SAR is greater than the fair market value of the common shares when the SAR was exercised, the excess will be treated as a long-term or short-term capital gain, depending on whether the Participant held the common shares for more than one year after the SAR was exercised. But, if the amount the Participant receives when he or she disposes of the common shares is less than the fair market value of the common shares when the SAR was exercised, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the common shares for more than one year after the SAR was exercised.

Restricted Stock

Unless a Participant makes an election under Section 83(b) of the Code, the Participant will not recognize ordinary income when Restricted Stock is granted and the Company will not receive a deduction at that time. Instead, a Participant will recognize ordinary income when the shares of Restricted Stock vest (i.e., when the Participant can no longer forfeit them) equal to the fair market value of the common shares he or she receives when the restrictions lapse, less any consideration paid for the Restricted Stock and the Company generally will be entitled to a deduction equal to the ordinary income that the Participant recognizes.

If the amount a Participant receives when he or she disposes of these common shares is greater than the fair market value of the common shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the Participant held the common shares for more than one year after the Restricted Stock vested. But, if the amount the Participant receives when he or she disposes of these common shares is less than the fair market value of the common shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the common shares for more than one year after the Restricted Stock vested.

If a Participant makes a Section 83(b) election, the Participant will recognize ordinary income on the grant date equal to the fair market value of the common shares underlying the Restricted Stock on the grant date, and the Company will be entitled to a deduction equal to the ordinary income that the Participant recognizes at that time. However, the Participant will not recognize income when (and if) the restrictions lapse. If a Participant earns the common shares, any appreciation in the fair market value of the common shares between the grant date and the date the Participant disposes of the common shares will be treated as a long-term or short-term capital gain, depending on whether he or she held the common shares for more than one year after the grant date. But, if the amount the Participant receives when he or she disposes of these common shares is less than the fair market value of the common shares underlying the Restricted Stock on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether he or she held the common shares for more than one year after the grant date. Also, if a Participant forfeits his or her Restricted Stock, the Participant cannot take a tax deduction in connection with that forfeiture.

Restricted Performance Stock and Performance Stock Units

A Participant will not recognize taxable income when the Company grants the Participant Restricted Stock or stock units pursuant to a Performance Award agreement and the Company will not receive a deduction at that time. However, if the Participant satisfies the conditions imposed on the Performance Award, he or she will recognize ordinary income equal to the cash and/or the fair market value of the common shares he or she receives upon settlement. The Company generally will be entitled to a deduction equal to the ordinary income that the Participant recognizes.

If the amount a Participant receives when he or she disposes of the common shares acquired upon the settlement of a restricted performance stock or performance units is greater than the fair market value of the common shares when the Participant received them, the excess will be treated as a long-term or short-term capital gain, depending on whether the Participant held the common shares for more than one year after they were issued. But, if the amount the Participant receives when he or she disposes of these common shares is less than the fair market value of the common shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the Participant held the common shares for more than one year after they were issued.

Unrestricted Company Stock

Upon an issuance of unrestricted Company stock, a Participant will recognize ordinary income equal to the fair market value of the common shares issued and the Company will receive a deduction in the same amount at that time.

Annual Bonus and Long-Term Incentive Awards

Upon the payment of a cash Annual Bonus Award, a Participant will recognize ordinary income equal to the amount of the Annual Bonus Award and the Company will receive a deduction in the same amount at that time.

Upon the payment of a Long-Term Incentive Award, a Participant will recognize ordinary income equal to the fair market value of the common shares issued (unless such award constitutes Restricted Shares) or cash received and the Company will receive a deduction in the same amount at that time.

Section 162(m) of the Internal Revenue Code

Certain Awards granted under the 2015 Plan may qualify as “qualified performance-based compensation” under Section 162(m). For an Award granted under the 2015 Plan, other than a stock option or a SAR, to qualify as “qualified performance-based compensation,” the lapse of restrictions on the Award, and distribution of cash, common shares or other property pursuant to such Award must be contingent upon satisfying one or more of the performance goals described above under the caption “Performance Goals,” as established and certified by the Committee and the Award must satisfy the other requirements under Section 162(m). Any stock options or SARs granted under the 2015 Plan are expected to qualify as “qualified performance-based compensation” due to the terms under which such Awards must be granted.

Sections 280G and 4999 of the Internal Revenue Code

Sections 280G and 4999 of the Code impose penalties on “excess parachute payments.” A parachute payment occurs when payments are made to a “disqualified individual” (as defined under Section 280G of the Code) in connection with a Change in Control in an amount equal to or greater than 300% of the recipient’s taxable compensation averaged over the five calendar years ending before the Change in Control (or over the entire period of employment if the Participant has been employed less than five calendar years). This average is called the “base amount.” An “excess parachute payment” is an amount equal to the excess of any parachute payments over 100% of the base amount.

Some participants in the 2015 Plan may receive payments in connection with a Change in Control. If this happens, the value of any such Participant’s payments from the 2015 Plan must be combined with other payments that the Participant is entitled to receive in connection with a Change in Control under other agreements with or plans of the Company or any of its subsidiaries. If the Participant is a disqualified individual and the combined value of all payments is equal to or greater than 300% of the base amount, the Participant must pay a 20% excise tax on all amounts in excess of 100% of the base amount. This tax is in addition to other federal, state and local income, wage and employment taxes. The Company may not deduct the amount of any excess parachute payment.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity-based incentive compensation. It is intended that the Awards granted under the 2015 Plan comply with or be exempt from the requirements of Section 409A.

IRS CIRCULAR 230 DISCLOSURE: IN ORDER TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE U.S. INTERNAL REVENUE SERVICE, ANY U.S. FEDERAL INCOME TAX ADVICE CONTAINED IN THE FOREGOING IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE U.S. INTERNAL REVENUE CODE OR PROMOTING, MARKETING, OR RECOMMENDING TO ANOTHER PERSON, ANY TRANSACTION OR OTHER MATTER ADDRESSED HEREIN.

Previously Approved Equity Plan Information

The Company maintains the United Community Financial Corp. 1999 Long-Term Incentive Plan (the “1999 Plan”) under which it issued equity securities to its directors, officers and employees in exchange for goods or services. The 1999 Plan was approved by the Company’s shareholders at the 1999 Special Meeting of Shareholders. As noted above, the 1999 Plan terminated on May 20, 2009.

On April 26, 2007, shareholders approved the United Community Financial Corp. 2007 Long-Term Incentive Plan (the “2007 Plan”). The purpose of the 2007 Plan is the same as that of the 1999 Plan. The 2007 Plan provides for the issuance of up to 2,000,000 shares and is to be used for awards of restricted stock shares, stock options, performance awards, stock appreciation rights (SARs), or other forms of stock-based incentive awards. The 2007 Plan expires in May 2017.

If the 2015 Plan is approved by our shareholders, the Compensation Committee and the Board will terminate the 2007 Plan, and no further awards will be made from the 2007 Plan following the effective date of the 2015 Plan.

The following table shows, as of December 31, 2014, the number of common shares issuable upon the exercise of outstanding stock options, the weighted average exercise price of those stock options, the number of common shares issued under restricted stock grants, the weighted average share price of those grants, and the number of common shares remaining for future issuance under the 2007 Plan, excluding shares issuable upon exercise of outstanding stock options.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	579,905	$2.52	627,399

Following the awards under the EIP and discretionary award made to Named Executive Officers described above in the Compensation Discussion and Analysis and other awards made to officers who are not Named Executive Officers under the Company’s incentive plans, there are 532,635 common shares remaining available for future issuance under the 2007 Plan as of the date of this proxy statement. As noted above, if the 2015 Plan is approved, the Compensation Committee and the Board will terminate the 2007 Plan.

The Committee and the Board have carefully considered the number of shares that remain to be granted as Awards that may be granted under the 2015 Plan if approved by shareholders (which assume the 2007 Plan is terminated), and it believes that the proposed number of shares for the 2015 Plan will be sufficient to satisfy awards that may be made to the Named Executive Officers, our employees and directors and to satisfy our recruiting needs through the first quarter of 2018. Accordingly, the Committee and the Board contemplate that it will ask shareholders to approve additional shares to be added to the 2015 Plan at the 2018 Annual Meeting of Shareholders.

The Committee and the Board contemplate that it will ask shareholders to approve additional shares to be added to the 2015 Plan at the 2018 Annual Meeting of Shareholders.

The Board of Directors of the Company recommends that the shareholders vote FOR the 2015 Long-Term Incentive Plan.

PROPOSALS OF SHAREHOLDERS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2016 Annual Meeting of Shareholders of the Company should be sent to the Company by certified mail and must be received by the Company not later than November 18, 2015. In addition, if a shareholder intends to present a proposal at the 2016 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 1, 2016, then the proxies designated by the Board for the 2016 Annual Meeting of Shareholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Shareholders may send written communications to the Board or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary and submitted to the Board or the individual directors.

OTHER MATTERS

Management knows of no other business that may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters that may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. IF YOU HOLD YOUR SHARES IN “STREET NAME” WITH A BROKER OR OTHER NOMINEE, WE ENCOURAGE YOU TO PROMPTLY PROVIDE YOUR BROKER OR OTHER NOMINEE WITH VOTING INSTRUCTIONS IF YOU WANT YOUR SHARES VOTED AND TO CAREFULLY FOLLOW THE INSTRUCTIONS YOUR BROKER GIVES YOU PERTAINING TO THEIR PROCEDURES. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO EITHER VOTE ELECTRONICALLY OR TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Youngstown, Ohio	Jude J. Nohra
March 17, 2015	General Counsel & Secretary

EXHIBIT A

UNITED COMMUNITY FINANCIAL CORP.

2015 LONG TERM INCENTIVE PLAN

UNITED COMMUNITY FINANCIAL CORP.

2015 LONG TERM INCENTIVE PLAN

INDEX

SECTION	DESCRIPTION

1	Purpose and Effective Date

2	Definitions

3	Administration

4	Eligibility and Awards

5	Common Shares

6	Stock Options

7	Stock Awards

8	Stock Units

9	Stock Appreciation Rights (SARs)

10	Annual Bonus Awards

11	Long-Term Incentive Awards

12	Change in Control

13	Securities Law Restrictions

14	Payment of Taxes

15	Nontransferability

16	Termination or Amendment of Plan and Award Agreements

17	No Contract of Employment

18	Applicable Law

19	Term of Plan

20	Miscellaneous

UNITED COMMUNITY FINANCIAL CORP.

2015 LONG TERM INCENTIVE PLAN

SECTION 1. PURPOSE AND EFFECTIVE DATE

1.1 Purpose. The purpose of the United Community Financial Corp. 2015 Long Term Incentive Plan (the “Plan”) is to provide a means through which the Company and its Subsidiaries may attract and retain Employees and Non-Employee Directors, to provide incentives that align their interests with those of the Company’s shareholders, and to promote the success of the Company’s business.

1.2 Effective Date. The Plan will become effective on the later of the date on which the Plan is approved by the Board or by the Company’s shareholders (“Effective Date”).

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Annual Bonus Award” means an Award to Employees who are Participants pursuant to Section 10 consisting of the right to receive a cash payment on an annual basis.

2.2 “Award” means, individually or collectively, any award or benefit to an Employee or Non-Employee Director permitted and granted under the Plan, including Stock Options, Stock Awards, Stock Units, Stock Appreciation Rights, Annual Bonus Awards, and Long-Term Incentive Awards.

2.3 “Award Agreement” means any agreement, document, or other instrument (which may be in written or electronic form) evidencing an Award granted under the Plan and specifying the terms, conditions, and restrictions thereof, including, without limitation, a Stock Option Agreement, Stock Award Agreement, Stock Unit Agreement, Stock Appreciation Right Agreement, Annual Bonus Award Agreement and Long-Term Incentive Award Agreement.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means the definition of “Cause” set forth in an Employee’s employment agreement or in a Participant’s Award Agreement, or in the absence thereof, “Cause” means:

(a) a Participant’s continued intentional failure or refusal to materially abide by the terms and conditions of his employment or perform substantially the Participant’s assigned duties (other than as a result of a Disability) for a period of ten (10) days following written notice by the Company to the Participant of such failure; or

(b) a Participant’s engagement in willful misconduct, including without limitation, fraud, embezzlement, theft or dishonesty in the course of the Participant’s employment with the Company; or

(c) a Participant’s conviction of, or plea of guilty or nolo contendere to a felony or crime other than a felony, which felony or crime involves moral turpitude or a breach of trust or fiduciary duty owed to the Company or any Subsidiary; or

(d) a Participant’s disclosure of trade secrets or material, non-public confidential information of the Company or any Subsidiary in violation of the Company’s or Subsidiary’s policies that applies to the Participant or any agreement with the Company or any Subsidiary in respect of confidentiality, nondisclosure, non-competition or otherwise; or

(e) a Participant’s engagement in any intentional misconduct which would cause the Company or any Subsidiary to violate any state or federal law relating to sexual harassment or age, sex or other prohibitive discrimination, or intentional violation of any written policy of the Company or any Subsidiary adopted with respect to any such law.

Each case is determined by the Committee in its discretion, which determination shall be final and binding upon each Participant.

2.6 “Change in Control” has the meaning set forth in Section 12.2 of the Plan.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.8 “Committee” means the Compensation Committee of the Board or such other committee, subcommittee (including a subcommittee thereof if required with respect to actions taken to comply with Section 162(m) in respect of Awards to Covered Employees), or officer as may be designated by the Board from time to time to administer the Plan.

2.9 “Common Share(s)” means the common share(s), no par value, of the Company.

2.10 “Company” means United Community Financial Corp., an Ohio corporation, or any successor thereto.

2.11 “Covered Employee” has the meaning given the term in Code Section 162(m)(3) as interpreted by Internal Revenue Service Notice 2007-49.

2.12 “Director” means a member of the Board of Directors of the Company.

2.13 “Disability” means the definition of “Disability” set forth in an Employee’s employment agreement or in a Participant’s Award Agreement, or in the absence thereof “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; provided, however, for purposes of determining the term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary in which a Participant participates.

2.14 “Effective Date” has the meaning set forth in Section 1.2.

2.15 “Eligible Person” means any Employee or Non-Employee Director (and such other individuals designated by the Committee to become Employees or Non-Employee Directors upon or after the receipt of Awards).

2.16 “Employee” means any individual classified as an employee of the Company or any Subsidiary by the Company on its payroll system; provided, however, that with respect to Incentive Stock Options, the term “Employee” means any individual who is considered an employee of the Company or any Subsidiary for purposes of United States Treasury Regulation Section 1.421-l(h) (or any successor provision thereof).

2.17 “Employee Award” means any Award granted to an Employee.

2.18 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto, and the rules and regulations promulgated thereunder.

2.19 “Fair Market Value” means, on a particular date,

(a) if the Common Shares are listed on a national securities exchange, the closing price per Common Share on the consolidated transaction reporting system for the principal national securities exchange on which Common Shares are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (it) if Common Shares are not so listed but is quoted on the NASDAQ National Market, the mean between the highest and lowest sales price per Common Share reported by the NASDAQ National Market on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (iii) if Common Shares are not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the NASDAQ Stock Market, or, if not reported by the NASDAQ Stock Market, by the National Quotation Bureau, Incorporated, or (iv) if Common Shares are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose, or

(b) if applicable, the price per share as determined by the Committee in good faith (which determination shall be conclusive and binding on all persons); provided, however, that with respect to any Award that is intended to be exempt from the requirements of Section 409A, a value determined by the reasonable application of a reasonable valuation method as defined in Section 409A (and, with respect to ISOs, in accordance with Section 422 of the Code and the regulations thereunder).

2.20 “Good Reason” means, in the case of a Participant who is an Employee, the definition of “Good Reason” set forth in the Employee’s employment agreement or in the Employee’s Award Agreement, or in the absence thereof, “Good Reason” means:

(a) a material reduction in the Participant’s rate of base salary; or

(b) the Company changes by fifty (50) miles or more the principal location in which the Participant is required to perform services; or

(c) the Company terminates, materially amends or materially restricts the Participant’s participation in, any equity, bonus or equity-based compensation plans or qualified or supplemental retirement plans so that, when considered in the aggregate with any substitute plan or plans, the plans in which the Participant is participating materially fail to provide him or her with a level of benefits provided in the aggregate by such plans prior to such termination or amendment; or

(d) the Company materially breaches the provisions of an Award Agreement.

A termination of the Participant’s employment shall not be deemed to be for Good Reason unless (i) the Participant gives notice to the Company of the existence of the event or condition constituting Good Reason within thirty (30) days after such event or condition initially occurs or exists, (ii) the Company fails to cure such event or condition within thirty (30) days after receiving such notice, and (iii) the Participant’s termination occurs not later than ninety (90) days after such event or condition initially occurs or exists, in each case without the Participant’s written consent.

2.21 “Incentive Stock Option” or “ISO” means a Stock Option granted under Section 6 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.

2.22 “Long-Term Incentive Award” means an Award to Employees who are Participants pursuant to Section 11 consisting of the right to receive a payment in cash and/or in Common Shares to the extent Performance Goals are achieved and/or other requirements are met.

2.23 “Non-Employee Director” means a Director, or a member of the board of directors of a Subsidiary, who is not an Employee.

2.24 “Nonqualified Performance Award” means a Performance Award that is not intended to be a Qualified Performance Award.

2.25 “Nonqualified Stock Option” or “NSO” means a Stock Option granted under Section 6 of the Plan that is not an Incentive Stock Option.

2.26 “Participant” means any Eligible Person selected to receive an Award under the Plan.

2.27 “Performance Award” means an Award, other than an ISO, NSO, or SAR, that is subject to the attainment of one or more Performance Goals.

2.28 “Performance Goals” means, with respect to a Qualified Performance Award (and if the Committee so decides, with respect to a Nonqualified Performance Award) one (1) or more (either alone or in combination) of the following performance factors or business criteria which may be established by the Committee with respect to the Company or any one or more of its Subsidiaries or other business units:

(a) net earnings or net income, before or after taxes (including, but not limited to, net income, net income available to common shareholders, and income before taxes);

(b) earnings before or after taxes, interest, depreciation and/or amortization;

(c) earnings per share or earnings per diluted common share;

(d) revenue growth;

(e) net operating profit;

(f) pre-tax, pre-credit costs income;

(g) net interest margin;

(h) return measures (including, but not limited to, return on average assets, capital, invested capital, or average equity);

(i) cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment).

(j) gross or operating margins;

(k) productivity ratios (including, but not limited to, efficiency ratio);

(l) capital ratios;

(m) liquidity ratios;

(n) share price (including, but not limited to, growth measures and total shareholder return);

(o) expense targets;

(p) margins;

(q) operating efficiency;

(r) market share (including, but not limited to, deposit market share or loan market share);

(s) loan and/or deposit growth;

(t) working capital targets and change in working capital;

(u) economic value added (including, but not limited to, net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(v) asset growth;

(w) non-interest expenses as a percentage of total expense;

(x) loan charge-offs as a percentage of total loans;

(y) risk and asset quality measures (including, but not limited to, net charge-off ratio, non-performing assets ratio, and classified assets ratio); and

(z) other specific criteria adopted by the Committee.

As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with United States generally accepted accounting principles to the extent applicable, but, unless otherwise determined and specified by the Committee will exclude the effects of the following; (i) charges or expenses for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business; (v) changes in tax or accounting principles, regulations or laws; (vi) mergers, acquisitions or dispositions; (vii) restatements and accounting charges; (viii) impacts on interest expense, preferred dividends and share dilution as a result of debt and capital transactions; and (ix) extraordinary, unusual and/or non-recurring items of income, expense, gain or loss, or charges that, in case of each of the foregoing, the Company identifies in its financial statements, including notes to the final statements.

In addition, the Committee may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (aa) litigation, claims, judgments or settlements; (bb) the effects of changes in other laws or regulations affecting reported results; and (cc) accruals of any amounts for payment under the Plan or any other compensation arrangements maintained by the Company; provided that such adjustment was specified in the Award during the initial ninety (90) days of an applicable performance period if the Award is subject to Section 409A. Performance Goals may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee, in its discretion, deems appropriate. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). In addition, in the case of Awards that will not be Qualified Performance Awards, the Committee may establish other Performance Goals and provide for other exclusions or adjustments not listed in this Section 2.28.

2.29 “Plan” means this United Community Financial Corp. 2015 Long Term Incentive Plan, as it may be amended from time to time.

2.30 “Proceeding” has the meaning set forth in Section 18 of the Plan.

2.31 “Qualified Performance Award” means an Employee Award that is a Performance Award to a Covered Employee that is intended to qualify as performance-based compensation under Section 162(m).

2.32 “Restriction Period” means the period during which an Award may be earned by a Participant.

2.33 “Restricted Stock” means an Award of Common Shares that is subject to forfeiture until vesting conditions are satisfied.

2.34 “Retirement” means the voluntary separation from service (as defined in Section 409A of the Code) of a Participant between ages 60 and 64 with 15 or more years of service to the Corporation or a Subsidiary, or after age 65, or as such meaning may be modified by the Committee or Board in the future.

2.35 “Section 162(m)” means Code Section 162(m) and the regulatory and other guidance issued thereunder by the United States Department of the Treasury and/or Internal Revenue Service.

2.36 “Section 409A” means Section 409A of the Code and the regulatory and other guidance issued thereunder by the United States Department of the Treasury and/or Internal Revenue Service.

2.37 “Stock Appreciation Right” or “SAR” means a right granted under Section 9 of the Plan.

2.38 “Stock Award” means a grant of Common Shares under Section 7 of the Plan, which grant may be a grant of Restricted Stock.

2.39 “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted under Section 6 of the Plan.

2.40 “Stock Unit” means a right granted to a Participant to receive Common Shares or cash or a combination of Common Shares and cash under Section 8 of the Plan.

2.41 “Subsidiary” means an entity of which the Company is the direct or indirect (in an unbroken chain of entities beginning with the Company) beneficial owner of not less than fifty percent (50%) of all issued and outstanding equity interests of such entity, including entities acquired after the Effective Date.

2.42 “Substitute Awards” means Common Shares subject to Awards granted in assumption, substitution or exchange for previously granted share-based awards under a shareholder-approved plan of a company acquired by the Company.

SECTION 3. ADMINISTRATION

3.1 The Committee. Except as otherwise provided herein, this Plan shall be administered by the Committee. Any Award that is intended to be a Qualified Performance Award shall be issued by the Committee or a subcommittee consisting solely of members of the Board who are “outside directors” under Section 162(m). As to the selection of and grant of Awards to Participants who are not executive officers of the Company, the Committee may, pursuant to a written delegation of authority which sets out the specific limits of such delegation, delegate its responsibilities to the Chief Executive Officer or other officers in a manner consistent with applicable law and provided the such Participant’s compensation is not subject to the limitations in Section 162(m) of the Code.

3.2 Authority of the Committee.

(a) Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and adopt such rules, regulations and guidelines to carrying out this Plan as it may deem necessary or proper, all of which power shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. The Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award, accelerate the vesting or exercisability of an Employee Award, eliminate or make less restrictive any restrictions applicable to an Employee Award, waive any restriction or other provision of this Plan (insofar as such provision relates to Employee Awards) or an Employee Award or otherwise amend or modify an Employee Award in any manner that is either (i) not adverse to the Participant to whom such Employee Award was granted or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee, with respect to Employee Awards, in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.

(b) The Committee shall have the independent authority and discretion over the appointment, compensation and oversight of the services of advisors to the Committee, including compensation consultants and legal counsel, provided such advisors meet the standards for independence as established by the exchange on which the Common Shares are traded. The Company shall pay the compensation and expenses of such advisors. The Committee may engage or authorize, the engagement of a third party administrator to carry out administrative functions under the Plan.

(c) No member of the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s articles of incorporation and regulations.

3.3 Performance Goals.

(a) The Committee may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of Performance Goals. Performance Goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, as provided in Section 2.28, Performance Goals may be adjusted for any events or occurrences, as may be determined by the Committee. Performance Goals may be particular to one or more lines of business, corporate functions or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.

(b) As provided in Sections 2.28 and 3.3(a), with respect to each performance period established by the Committee, (i) the Committee shall establish such Performance Goals relating to one or more of the business criteria selected pursuant to Sections 2.28 and 3.3(a), and (ii) the Committee shall establish targets for Participants for achievement of Performance Goals. The Performance Goals and performance targets established by the Committee may be identical for all Participants for a given performance period or, at the discretion of the Committee, may differ among Participants. Following the completion of each performance period, the Committee shall determine the extent to which Performance Goals for that performance period have been achieved and shall authorize the award of Common Shares or cash, as applicable, to the Participant for whom the targets were established, in accordance with the terms of the applicable Award Agreements.

SECTION 4. ELIGIBILITY AND AWARDS

4.1 Participants. Participants shall consist of all Eligible Persons the Committee may designate from time to time to receive Awards under the Plan; provided, however, that Awards of Incentive Stock Options may only be made to an Employee who is considered an employee of the Company or any Subsidiary for purposes of United States Treasury Regulation Section 1.421-l(h) or any successor provision related thereto.

4.2 Awards. Subject to the terms of the Plan, any type of Awards may be granted by the Committee to any Participant, but only Employees may receive Awards of Incentive Stock Options. Awards may be granted alone, or in addition to, in tandem with, or (subject to the prohibition on repricing set forth in Section 16.3) in substitution for any other Award (or any other award granted under another plan of the Company or any Subsidiary, including the plan of an acquired entity).

4.3 Award Agreements. Each Award shall be evidenced by an Award Agreement specifying the terms and conditions of the Award. In the sole discretion of the Committee, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company: (a) an agreement not to compete with, or solicit the customers or employees of, the Company and its Subsidiaries, which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (b) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (c) an agreement to retain the confidentiality of certain information. Such Award Agreement or other agreement may contain such other terms and conditions as the Committee shall determine, including provisions for the Participant’s forfeiture of an Award or the return of vested Common Shares received in connection with an Award in the event of the Participant’s noncompliance with the provisions of, or as otherwise provided in, such Award Agreement or other agreement. If the Participant shall fail to enter into any such agreement at the request of the Committee and within any period specified by the Committee, then the Award granted or to be granted to such Participant shall be forfeited and cancelled. The applicable Award Agreement shall specify the termination provisions of an Award upon a Participant’s termination of employment or service with the Company and its Subsidiaries.

4.4 Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee; provided that any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the Grant Date; provided further that the Committee may provide for earlier vesting in an Employee Award upon a termination of employment by reason of death, Disability or Retirement. The Committee shall set Performance Goals in its discretion which, depending on the extent which they are met, will determine the value, vesting and/or amount of Performance Awards that will be paid out.

(a) Nonqualified Performance Awards. Nonqualified Performance Awards granted to Participants shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee shall determine.

(b) Qualified Performance Awards. Qualified Performance Awards granted to Covered Employees under the Plan shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more Performance Goals established by the Committee prior to the earlier to occur of (x) ninety (90) days after the commencement of the period of service to which the Performance Goal relates, or (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established) to which the Performance Goal relates, and in any event while the outcome of the Performance Award is substantially uncertain. In interpreting Plan provisions applicable to Performance Goals and Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m), as to grants to Covered Employees and those Employees whose compensation is likely to be subject to Section 162(m), and the Committee shall be guided by such provisions in establishing such goals. Prior to the payment of any compensation relating to Qualified Performance Awards based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee. No Qualified Performance Awards shall be granted unless the Performance Goals have been approved by the shareholders of the Company within five (5) years of the commencement of the performance period to which such Performance Goals relate. The Committee, in determining the actual amount of a Qualified Performance Award, may reduce or eliminate (but not increase) the amount of the Qualified Performance Award payout through the use of negative discretion provided that the exercise of such negative discretion does not cause the Qualified Performance Award to fail to qualify as performance-based compensation under Section 162(m).

SECTION 5. COMMON SHARES

5.1 Total Number of Common Shares.

(a) Subject to adjustment as provided in Section 5.3, the total number of Common Shares that may be subject to Awards granted under the Plan shall be 1,200,000 Common Shares. The number of Common Shares available for grant under the Plan shall be reduced by (i) one (1) for each Common Share subject to a Stock Option or SAR; and (ii) one (1) for each Common Share subject to a

Stock Award, a Stock Unit or a Long-Term Incentive Award. Common Shares subject to Awards granted under the Plan may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 5.3 of the Plan. Substitute Awards do not reduce the Common Shares available for Awards under the Plan.

(b) Any Common Shares subject to an Award that is cancelled, forfeited or expires prior to exercise or realization, either in full or in part, shall again become available for issuance under the Plan. Any Common Shares that again become available for future grants pursuant to this Section 5.1(b) shall be added back as one (1) Common Share if such shares were subject to Options or Stock Appreciation Rights; and as one (1) Common Share if such shares were subject to other Awards. Notwithstanding anything to the contrary contained herein, Common Shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (i) shares tendered in payment of an Option, (ii) shares delivered to or withheld by the Company to satisfy any tax withholding obligation, or (iii) shares covered by a share-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award.

5.2 Limitations. Subject to adjustment as provided in Section 5.3:

(a) Of the total Common Shares authorized for issuance under the Plan pursuant to Section 5.1, the maximum number of Common Shares under the Plan that shall be available for (i) Awards of Incentive Stock Options is 1,200,000 Common Shares; and (ii) Awards of Nonqualified Stock Options and Stock Appreciation Rights is 1,200,000 Common Shares.

(b) No Participant shall be granted, during any one (1) calendar year period, Options and Stock Appreciation Rights with respect to more than 300,000 Common Shares in the aggregate, or any other Awards with respect to more than 300,000 Common Shares in the aggregate. If an Award is to be settled in cash, the number of Common Shares on which the Award is based shall not count towards the individual share limit set forth in this Section 5.2(b).

(c) The maximum number of Common Shares subject to a Qualified Performance Award that may be granted under the Plan in any one (1) calendar year to a Participant is 300,000 Common Shares.

(d) During any one (1) calendar year, no Non-Employee Director may receive Awards with an aggregate grant date Fair Market Value in excess of Fifty Thousand and 00/100 Dollars ($50,000.00).

5.3 Adjustment. In the event of any reorganization, recapitalization, share split, share distribution, share dividend, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Committee shall make such adjustments as are necessary and appropriate to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of Common Shares reserved for issuance under the Plan; (b) adjustment in the number and kind of Common Shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or Stock Appreciation Rights, or the price of other Awards under the Plan; (d) adjustments to the share limitations set forth in Section 5.2 of the Plan; and (e) any other changes that the Committee determines to be equitable under the circumstances. Notwithstanding the foregoing, previously granted Stock Options and SARs are subject only to such adjustments as are necessary to maintain the relative proportionate interest the Stock Options and SARs represented immediately prior to such event and to preserve, without exceeding, the value of Stock Options and SARs in accordance with Code Section 422 and Section 409A.

SECTION 6. STOCK OPTIONS

6.1 Grant. Subject to the terms of the Plan, the Committee may from time to time grant Stock Options to Participants. Stock Options granted under the Plan to Non-Employee Directors shall be NSOs. Unless otherwise expressly provided at the time of the grant to be Awards of ISOs, Stock Options granted under the Plan to Employees shall be NSOs.

6.2 Stock Option Agreement. The grant of each Stock Option shall be evidenced by a written Award Agreement sometimes referred to herein as a “Stock Option Agreement” specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of Common Shares to be subject to each Stock Option, how the Stock Option will be exercised, and such other terms and conditions established by the Committee, in its sole discretion, not inconsistent with the Plan. With respect to a Stock Option, in no event shall a Participant be entitled to amounts equivalent to cash dividends, share dividends or other property dividends on the Common Shares subject to the Stock Option.

6.3 Exercise Price and Period. With respect to each Stock Option granted to a Participant;

(a) Except as provided in Section 6.4(b), Section 16.3, or in the case of Substituted Awards, the per share exercise price of each Stock Option shall be one hundred percent (100%) of the Fair Market Value of the Common Shares subject to the Stock Option on the date on which the Stock Option is granted.

(b) Each Stock Option shall become exercisable as set forth in the Stock Option Agreement. Notwithstanding the foregoing sentence, the Committee shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Employee’s termination of employment with the Company or any Subsidiary, or a Non-Employee Director’s termination of service on the Board or on the board of directors of a Subsidiary, without Cause.

(c) Except as provided in Section 6.4(b), each Stock Option that has not terminated earlier as provided in the Stock Option Agreement shall expire, and all rights to purchase Common Shares thereunder shall expire, on the date ten (10) years after the date of grant.

(d) If the employee’s employment terminates as a result of the employee’s Disability, the employee may exercise the vested portion of each ISO, but only within such period of time ending on the earlier of: (a) the date 12 months following the employee’s termination of employment or (b) the Expiration Date. If the employee’s employment terminates as a result of the employee’s death, the vested portion of each ISO may be exercised by the employee’s estate, by a person who acquired the right to exercise the ISO by bequest or inheritance or by the person designated to exercise the ISO upon the employee’s death, but only within the time period ending on the earlier of: (a) the date 12 months following the employee’s termination of employment or (b) the Expiration Date.

6.4 Required Terms and Conditions of ISOs. In addition to the foregoing, each ISO granted to an Employee shall be subject to the following specific rules:

(a) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the Common Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed One Hundred Thousand Dollars ($100,000). If the aggregate Fair Market Value (determined at the time of grant) of the Common Shares subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 6.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

(b) Notwithstanding anything herein to the contrary, if an ISO is granted to an Employee who owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each Common Share subject to the ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Common Share on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase Common Shares thereunder shall expire, no later than the fifth (5th) year anniversary of the date the ISO was granted.

(c) No ISOs shall be granted under the Plan after the ten (10) year anniversary of the Effective Date.

6.5 Exercise of Stock Options.

(a) A Participant entitled to exercise a Stock Option may do so by delivering written notice to that effect specifying the number of Common Shares with respect to which the Stock Option is being exercised and any other information the Committee may prescribe. All notices or requests provided for herein shall be delivered to the Secretary of the Company or such party as the Secretary of the Company may designate.

(b) The Committee in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price and specified in the Award Agreement:

(i) in cash;

(ii) by directing the Company to withhold the number of Common Shares otherwise issuable in connection with the exercise of the Stock Option that have an aggregate Fair Market Value equal to the exercise price;

(iii) by delivering previously acquired Common Shares that are acceptable to the Committee and that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price; however, such terms shall be specified in the Award Agreement effective at the date of grant.

(c) The Company shall, subject to compliance with the Exchange Act and other applicable laws, issue, in the name of the Participant, share certificates representing the total number of Common Shares issuable pursuant to the exercise of any Stock Option as soon as reasonably practicable after such exercise.

SECTION 7. STOCK AWARDS

7.1 Grant. The Committee may, in its discretion, (a) grant Common Shares under the Plan to any Participant without payment of consideration by such Participant, (b) grant shares of Restricted Stock to any Participant, or (c) sell Common Shares under the Plan to any Participant for such amount of cash, Common Shares or other consideration as the Committee deems appropriate.

7.2 Stock Award Agreement. Each Common Share issued to a Participant under this Section 7 shall be evidenced by a written Award Agreement sometimes referred to herein as a “Stock Award Agreement”, which shall specify whether the Common Shares are granted or sold to the Participant and such other restrictions, terms and conditions (including the attainment of Performance Goals) established by the Committee in its sole discretion, not inconsistent with the Plan and the following provisions:

(a) The restrictions to which the Common Shares awarded hereunder are subject shall lapse as set forth in the Stock Award Agreement. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse with respect to a Stock Award in the event of an Employee’s termination of employment with the Company or any Subsidiary, or a Non-Employee Director’s termination of service on the Board or on the board of directors of a Subsidiary, without Cause, after giving consideration to Section 409A.

(b) Except as provided in this subsection (b) and unless otherwise provided in the Stock Award Agreement, the Participant receiving a grant of or purchasing Common Shares shall thereupon be a shareholder with respect to all of the Common Shares subject to the Stock Award and shall have the rights of a shareholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares. Notwithstanding the preceding sentence, in the case of a Stock Award that provides for the right to receive dividends or distributions: (i) if such Stock Award is Restricted Stock, the Company may accumulate and hold such dividends or distributions. In either such case, the accumulated dividends or other distributions shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Award is subject, and any such dividends or distributions attributable to the portion of a Stock Award for which the restrictions do not lapse shall be forfeited.

(c) The Company shall, subject to compliance with the Exchange Act and other applicable laws, issue, in the name of the Participant, share certificates representing the total number of Common Shares granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which, in the case of Restricted Stock, may be held by the Secretary of the Company until such time as the Common Shares are forfeited or the restrictions lapse.

(d) A Participant may make an election under Section 83(b) of the Code. If any Participant shall make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service

SECTION 8. STOCK UNITS

8.1 Grant. The Committee may, in its discretion, grant Stock Units to any Participant. Each Stock Unit shall entitle the Participant to receive, on the date or upon the occurrence of an event (including the attainment of Performance Goals) as described in the Stock Unit Agreement, one Common Share or cash equal to the Fair Market Value of a Common Share on the date of such event, as provided in the Stock Unit Agreement.

8.2 Stock Unit Agreement. Each grant of Stock Units to a Participant under this Section 8 shall be evidenced by a written Award Agreement sometimes referred to herein as a “Stock Unit Agreement”, which shall specify the restrictions, terms and conditions established by the Committee in its sole discretion, not inconsistent with the Plan and the following provisions:

(a) The restrictions to which the Stock Units awarded hereunder are subject shall lapse as set forth in the Stock Unit Agreement. The Board shall have the discretion to accelerate the date as of which the restrictions lapse in the event of an Employee’s termination of employment with the Company or any Subsidiary, or a Non-Employee Director’s termination of service on the Board or on the board of directors of a Subsidiary, without Cause, after giving consideration to Section 409A.

(b) Except as provided in this subsection (b), and unless otherwise provided in the Stock Unit Agreement, a Participant shall have no rights of a shareholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in Common Shares. A Stock Unit Agreement may provide that, until the Stock Units are settled in Common Shares or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Common Shares, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual Common Shares. Notwithstanding the preceding sentence, in the case of a Stock Unit Award that provides for the right to receive amounts related to dividends or distributions: (i) if such Stock Unit Award is subject to performance-based restrictions as described in Section 3.3, the Company shall accumulate and hold such amounts, and (ii) in the case of all other such Stock Unit Awards, the Committee shall have the discretion to cause the Company to accumulate and hold such amounts. In either such case, the accumulated amounts shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Unit Award is subject and any such amounts attributable to the portion of a Stock Unit Award for which the restrictions do not lapse shall be forfeited.

(c) Upon settlement of Stock Units in Common Shares, the Company shall, subject to compliance with the Exchange Act and other applicable laws, issue, in the, name of the Participant, share certificates representing a number of Common Shares equal to the number of Stock Units being settled.

SECTION 9. STOCK APPRECIATION RIGHTS (SARS)

9.1 Grant. The Committee may, in its discretion, grant an SAR under the Plan to any Participant who is an Employee. Each SAR granted to a Participant shall entitle the Participant to receive an amount (payable in cash or in Common Shares, or a combination thereof, determined by the Committee and set forth in the related Stock Appreciation Right Agreement) equal to the excess of (a) the Fair Market Value per Common Share on the date of exercise of such SAR, over (b) the exercise price of the SAR, multiplied by the number of Common Shares with respect to which the SAR is being exercised.

9.2 Stock Appreciation Right Agreement. Each SAR granted under this Section 9 shall be evidenced by a written Award Agreement sometimes referred to herein as a “Stock Appreciation Right Agreement”, specifying the conditions for exercise, the exercise period, the exercise price, the expiration date, the number of Common Shares subject to each SAR, whether the SAR is to be settled in Common Shares or cash and such other terms and conditions established by the Board in its sole discretion, not inconsistent with the Plan and the following provisions:

(a) Except in the case of Substituted Awards and Section 16.3, the per share exercise price of each SAR shall be one hundred percent (100%) of the Fair Market Value of the Common Shares subject to the SAR on the date on which the SAR is granted.

(b) Each SAR shall become exercisable as set forth in the Stock Appreciation Right Agreement. The Committee shall have the discretion to accelerate the date as of which any SAR shall become exercisable in the event of a Participant’s termination of employment with the Company or any Subsidiary without Cause.

(c) Unless a shorter period is provided in the Stock Appreciation Right Agreement, each SAR shall expire on the date ten (10) years after the date of grant.

(d) Upon exercise of a SAR settled in Common Shares, the Company shall, subject to compliance with the Exchange Act and other applicable laws, issue, in the name of the Participant, share certificates representing the total number of Common Shares issuable to the Participant.

With respect to a Stock Appreciation Right, in no event shall a Participant be entitled to amounts equivalent to cash dividends, share dividends or other dividends on the Common Shares subject to the SAR.

SECTION 10. ANNUAL BONUS AWARDS

Subject to the terms of the Plan, the Committee will determine all terms and conditions of an Annual Bonus Award, including but not limited to, whether or not the Annual Bonus Award will be solely a discretionary Annual Bonus Award, any Performance Goals, performance period, the potential payable, and the timing and form of payment. If the Committee determines that the Annual Bonus Award shall be a Performance Award (instead of a discretionary Annual Bonus Award): (a) the Committee must require that payment of all or any portion of the amount subject to the Annual Bonus Award is contingent on the achievement of one or more Performance Goals during the performance period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award is deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Committee may specify; and (b) the performance period must relate to a period of one (1) fiscal year of the Company except that, if the Award is made in the year this Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one (1) fiscal year.

SECTION 11. LONG-TERM INCENTIVE AWARDS

Subject to the terms of the Plan, the Committee will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing and form of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the performance period the Committee specifies, although the Committee may specify that all or a portion of the Performance Goals subject to an Award is deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Committee may specify; and (b) the performance period must relate to a period of more than one (1) fiscal year of the Company. Dividend equivalents shall not be paid until and to the extent that the Performance Goals are met.

The Committee may from time to time grant Awards under this Plan that provide a Participant the right to purchase Common Shares that are valued by reference to the Fair Market Value of the Common Shares (including, but not limited to, dividend equivalents). Such Awards shall be in a form determined by the Committee (and may include terms contingent upon a Change of Control); provided that such Awards shall not be inconsistent with the terms and purposes of this Plan.

SECTION 12. CHANGE IN CONTROL

12.1 Effect of Change in Control. Except as otherwise provided in any Award Agreement, notwithstanding any provision of the Plan to the contrary upon a Change in Control of the Company (as defined in Section 12.2) all NSOs, ISOs, and SARs shall become immediately exercisable with respect to one hundred percent (100%) of the Common Shares subject to such NSOs, ISOs, and SARs. With respect to all Performance Awards, all Performance Goals and vesting criteria will be deemed achieved at one hundred percent (100%) of target levels, the Restriction Period shall immediately expire, and all other terms and conditions shall be deemed met. With respect to all other Awards, any Restriction Period shall immediately expire, such Awards shall become one hundred percent (100%) vested, and all other terms and conditions will be deemed met. Notwithstanding the foregoing, upon the occurrence of a Change in Control, the Committee, in its sole discretion (which exercise of discretion shall be conclusive and binding upon each Participant without the need for any amendment to the Plan or to any Award Agreement), may take the following action with respect to any NSOs, ISOs, or SARs that are outstanding immediately prior to such Change in Control: cancel outstanding NSOs, ISOs, and/or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Shares underlying the unexercised portion of the NSO, ISO, or SAR as of the date of the Change in Control over the exercise price or grant price, as the case may be, of such portion, provided that any NSO, ISO, or SAR with an exercise price or grant price, as the case may be, that equals or exceeds the Fair Market Value of the Common Shares on the date of such Change in Control shall be cancelled with no payment due the Participant.

12.2 Definition of Change in Control. “Change in Control” shall mean (except as otherwise provided in a Participant’s employment agreement or Award Agreement) the occurrence, at any time during the specified term of an Award granted under the Plan, of any of the following events:

(a) The date any one person, or more than one person acting as a group acquires ownership of shares of the Company possessing 30% or more of the total voting power of the shares of the Company;

(b) The date that any one person, or more than one person acting as a group, acquires the ability to control the election of a majority of the directors of the Company;

(c) The date a majority of the members of the board of directors of the Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such board of directors before the date of the appointment or election;

(d) The acquisition by any person, or more than one person acting as a group, of “control” of the Company within the meaning of 12 C.F.R. Section 303.81(c).

If an Award is deferred compensation subject to Section 409A, the Award shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-3(i)(5).

SECTION 13. SECURITIES LAW RESTRICTIONS

The Committee may impose such restrictions on Awards and Common Shares or any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the Code and federal securities laws, the requirements of any stock exchange or similar organization, and any blue sky, state, or foreign securities laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Committee shall not be obligated to issue, deliver, or transfer Common Shares under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution, or action is in compliance with all applicable laws, rules, and regulations (including but not limited to the requirements of the Code and the securities acts). The Committee may cause a restrictive legend to be placed on any Common Shares issued pursuant to an Award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel. The term of an Award shall not be extended, and neither the Committee, nor the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant’s successor or any other person with respect to any Common Shares as to which the Award shall lapse because of such restrictions.

SECTION 14. PAYMENT OF TAXES

In connection with any Award, and as a condition to the issuance or delivery of any Common Shares or cash amount to the Participant in connection therewith, the Company may require the Participant to pay the Company an amount equal to the minimum amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal, state or local income tax purposes as a result of such Award or to comply with applicable law. The Committee in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:

(a) in cash;

(b) by directing the Company to withhold the number of Common Shares otherwise issuable in connection with the Award that have an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld; or

(c) by delivering previously acquired Common Shares of the Company that are acceptable to the Committee that have an aggregate Fair Market Value equal to the amount required to be withheld.

The Committee shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

Notwithstanding the foregoing, neither the Committee nor the Company makes any representation to any Participant or beneficiary of a Participant as to the tax consequences of any Awards made pursuant to the Plan, and the Committee and the Company shall have no liability or other obligation to indemnity or hold harmless any Participant or any beneficiary of a Participant for any tax, additional tax, interest or penalties that any Participant or any beneficiary of a Participant may incur as a result of the grant, vesting, or payment of an Award under the Plan.

If Sections 280G and 4999 of the Code are applicable, then in the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

To aid the Participant in making any election called for under the preceding paragraph, no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in the preceding paragraph, the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purpose of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this Subsection 32 (b).

SECTION 15. NONTRANSFERABILITY

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than;

(a) by last will and testament or by the laws of descent and distribution;

(b) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or

(c) as permitted by the Committee with respect to a NSO transferable by the Participant during his or her lifetime for no consideration to (i) the Participant’s spouse or lineal descendant, (ii) the trustee of a trust established for the primary benefit of the Participant’s spouse or lineal descendant, (iii) a partnership or other entity of which the Participant’s spouse and lineal descendants are the only partners or equity owners, or (iv) a tax-exempt organization as described in Code Section 501(c)(3).

In each case, the transfer shall be for no value, and the other terms and conditions applicable to the transfer of the Award shall be established by the Committee.

SECTION 16. TERMINATION OR AMENDMENT OF PLAN AND AWARD AGREEMENTS

16.1 Termination or Amendment of Plan. Except as described in Section 16.3 below, the Board may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the shareholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the Common Shares are listed. No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the Common Shares are listed. Subject to the foregoing, the Board may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

16.2 Amendment of Award Agreements. The Committee shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule.

16.3 No Repricing of Stock Options or SARs. Notwithstanding the foregoing, any amendment to the Plan or any outstanding Stock Option Agreement or SAR Agreement that results in the repricing of Stock Options or SARs shall not be effective without prior approval of the shareholders of the Company, except with respect to adjustments in accordance with Section 5.2 and 5.3. For this purpose, repricing includes a reduction in the exercise price of a Stock Option or SAR or the cancellation of a Stock Option or SAR in exchange for cash. Stock Options or SARs with an exercise price less than the exercise price of the cancelled Stock Options or SARs, other Awards or any other consideration provided by the Company.

SECTION 17. NO CONTRACT OF EMPLOYMENT

Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment or service of any Participant for any particular period.

SECTION 18. APPLICABLE LAW

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Ohio, without regard to the conflict of law provisions of any state, and with the relevant provisions of the Code and regulations issued thereunder. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant and beneficiary of a Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the United States District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such State of Ohio court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant and beneficiary of a Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail, postage prepaid, to such party, in the case of a Participant (or the Participant’s beneficiary) at the Participant’s (or the Participant’s beneficiary’s) address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.

SECTION 19. TERM OF PLAN

19.1 Term of Plan. Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after the ten (10) year anniversary of the Plan’s Effective Date; however, any Award theretofore granted may extend beyond such date.

SECTION 20. MISCELLANEOUS

20.1 Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant (or a Participant’s beneficiary) has a fixed and vested interest but which is not yet made to a Participant (or a Participant’s beneficiary) by the Company, nothing contained herein shall give any such Participant (or such Participant’s beneficiary) any right that is greater than those of a general unsecured creditor of the Company.

20.2 No Uniformity; No Future Rights. No Employee, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity or treatment of Employees, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award, and shall not constitute a promise of future grants. The Committee, in its sole discretion, maintains the right to make available future Awards hereunder,

20.3 No Trust. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, the Board, the Committee and a Participant or any other person,

20.4 Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

20.5 Section 409A. Notwithstanding any contrary provision in the Plan or Award Agreement, for purposes of an Award that is subject to Section 409A, if a Participant’s termination of employment or service triggers the payment of “nonqualified deferred compensation” under such Award, then the Participant will not be deemed to have terminated employment or service until the Participant incurs a “separation from service” within the meaning of Section 409A.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 30, 2015.

Vote by Internet • Go to www.envisionreports.com/UCFC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4:.

1.	The re-election of three directors for terms expiring in 2018:											+
		For	Withhold				For	Withhold		For	Withhold
	01 - Marty E. Adams	☐	☐	02 - Lee Burdman			☐	☐	03 - Scott D. Hunter	☐	☐

				For	Against	Abstain				For	Against	Abstain
2.	An advisory vote to approve the compensation of UCFC’s named executive officers.			☐	☐	☐	3.	The ratification of the selection of Crowe Horwath LLP, certified public accountants, as the auditors of UCFC for the current fiscal year.		☐	☐	☐
4.	The approval and adoption of the 2015 United Community Financial Corp. Long Term Incentive Compensation Plan.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your Stock Certificate(s). Executors, administrators, trustees, guardians, attorneys and agents should give their full titles.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+
02169B

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

REVOCABLE PROXY — UNITED COMMUNITY FINANCIAL CORP.

2015 ANNUAL MEETING OF SHAREHOLDERS — April 30, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNITED COMMUNITY FINANCIAL CORP.

The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Jude J. Nohra, as the Proxy of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of UCFC to be held at the Deyor Performing Arts Center, 260 W Federal St, Youngstown, Ohio, in the Ford Family Recital Hall at the Eleanor Beecher Flad Pavilion, on April 30, 2015, at 10:00 a.m. Eastern Time (the “Annual Meeting”), all of the shares of UCFC that the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

The undersigned also appoints the Proxies to vote, in their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

IMPORTANT: Please sign and date this Proxy on the reverse side.

The Board of Directors recommends a vote “FOR” proposals 1, 2, 3 and 4 above.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1, 2, 3 and 4 above.

All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Annual Meeting and of the accompanying Proxy Statement is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.